Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AUTOCAM CORPORATION,

PMC GLOBAL ACQUISITION CORPORATION,

NN, INC.,

NEWPORT GLOBAL ADVISORS, L.P.,

SOLELY IN ITS CAPACITY AS SHAREHOLDER REPRESENTATIVE

AND

JOHN C. KENNEDY,

SOLELY IN HIS CAPACITY AS SHAREHOLDER REPRESENTATIVE

AND WITH RESPECT TO SECTIONS 2.10(g), 5.08, 5.14, 8.05(a) AND 8.07

DATED AS OF

JULY 18, 2014

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of July 18, 2014, is entered into by and among (i) NN, Inc., a Delaware corporation (the “Buyer”), (ii) PMC Global Acquisition Corporation, a Michigan corporation (“Merger Sub”), (iii) Autocam Corporation, a Michigan corporation (the “Company”), (iv) Newport Global Advisors, L.P., a Delaware limited partnership (“Newport”), solely in its capacity as a Shareholder Representative (as defined herein) and (v) John C. Kennedy (“Kennedy”), solely in his capacity as a Shareholder Representative and with respect to Sections 2.10(g), 5.08, 5.14, 8.05(a) and 8.07 of the Agreement.

RECITALS

WHEREAS, as of the date hereof, the shareholders of the Company (the “Shareholders”) as set forth on Schedule 3.02(a) are the record owners of all of the issued and outstanding shares of Company Common Stock (as defined herein) (the “Shares”);

WHEREAS, Buyer wishes to acquire the Company by effecting a merger of Merger Sub with and into the Company, upon the terms and conditions set forth in this Agreement, with the Company being the Surviving Corporation (as defined herein) (the “Merger”);

WHEREAS, (a) the Boards of Directors of each of Buyer, the Company and Merger Sub have determined that the Merger would be advisable and fair to, and in the best interests of, their respective shareholders, (b) the Boards of Directors of each of Buyer and Merger Sub have approved the Merger upon the terms and subject to the conditions set forth in this Agreement, and (c) the Board of Directors of the Company has (i) approved this Agreement and the Merger upon the terms and conditions set forth in this Agreement pursuant to the Michigan Business Corporation Act (“Michigan Law”) and (ii) resolved to recommend adoption of this Agreement and approval of the Merger upon the terms and conditions set forth in this Agreement by the Shareholders; and

WHEREAS, concurrently with the execution of this Agreement, Kennedy shall have executed and delivered to Buyer a stockholders’ agreement with Buyer, which is attached hereto as Exhibit A, a non-compete agreement with Buyer, which is attached hereto as Exhibit B, each of which will be effective at, and conditioned upon, the Closing (as defined herein) and an Investor Representation Letter, which is attached hereto as Exhibit G.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; LIST OF AGREEMENTS AND DISCLOSURE SCHEDULES

The following terms have the meanings specified or referred to in this Article I:

“Accounting Methodology” means GAAP, applied consistently with the accounting principles, methods and practices utilized in preparing the Balance Sheet.

“Accounting Referee” has the meaning set forth in Section 6.01(c).

“Acquisition Proposal” has the meaning set forth in Section 5.04(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, proceeding, litigation or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether by ownership of voting securities, by contract or otherwise.

“Agreed Stock Value” means TWENTY-THREE DOLLARS ($23), as may be adjusted pursuant to Section 2.07(a).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Transition Services Agreement, the Escrow Agreement, the Indemnity Agreement and the Trademark Co-Existence Agreement.

“Anti-Corruption or Anti-Bribery Law” means, collectively (a) the U.S. Foreign Corrupt Practices Act of 1977; (b) any other applicable U.S or non-U.S. anti-corruption or anti-bribery law or regulation; and (c) any rules, regulations or directives related to any of the foregoing.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assumed Indebtedness” means the Indebtedness of the Company and the Subsidiaries existing as of 12:01 a.m. Michigan time on the Closing Date that is not being repaid at Closing under Section 2.09(a)(vii) hereof.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Autocam Medical” means Autocam Medical Devices, LLC, a Michigan limited liability company.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Balance Sheet Rules” means, collectively, the Accounting Methodology and the rules set forth on Exhibit C; provided, that in the event of any conflict between the Accounting Methodology and the rules set forth on Exhibit C, the rules set forth on Exhibit C shall apply.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” means each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, that is or has been within the prior six years maintained, sponsored, contributed to, or required to be contributed to by the Company or any of the Subsidiaries for the benefit of any current or former employee, officer, director, retiree, independent contractor, or consultant of the Company or any of the Subsidiaries, or any spouse or dependent of such individual, or under which the Company or any of the Subsidiaries has or may have any Liability, contingent or otherwise; provided, that governmental statutory benefit plans and plans, programs, policies, and agreements required to be maintained by applicable Law shall not be considered Benefit Plans for any purpose under this Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, NY are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Common Stock” means the common stock, par value $0.01 per share, of Buyer.

“Buyer Financial Statements” has the meaning set forth in Section 4.06(b).

“Buyer Fundamental Representations” has the meaning set forth in Section 8.01.

“Buyer Indemnification Claim” has the meaning set forth in Section 8.07(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.02.

“Cap” has the meaning set forth in Section 8.04(a).

“Capex Budget” has the meaning set forth in Section 5.01.

“Cash” means all cash and cash equivalents, including (a) marketable securities, (b) short term investments with maturities of three (3) months or less, (c) any outstanding checks and (d) cash held in accounts located outside of the United States, but excluding cash held in escrow by the Brazilian courts. Cash held in accounts located outside of the United States shall be converted into U.S. dollars in accordance with the applicable exchange ratios set forth in Exhibit C-1.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate of Merger” has the meaning set forth in Section 2.02(b).

“China Joint Venture” means Wuxi Weifu Autocam Precision Machinery Co., Ltd.

“China Joint Venture Dividend” has the meaning set forth in Section 5.17.

“Claims Notice” has the meaning set forth in Section 8.05(b).

“Closing” has the meaning set forth in Section 2.02(a).

“Closing Date” has the meaning set forth in Section 2.02(a).

“Closing Date Cash” means (a) the Cash of the Company and the Subsidiaries as of 12:01 a.m. Michigan time on the Closing Date (without giving effect to the transactions contemplated by this Agreement), plus (b) RMB 9,807,081. Closing Date Cash held in accounts located outside the United States shall be converted into U.S. dollars in accordance with the applicable exchange ratios set forth in Exhibit C-1.

“Closing Date Merger Consideration” means the Initial Merger Consideration less the Shareholder Representatives’ Holdback.

“Closing Date Per Share Merger Consideration” means the quotient of the Closing Date Merger Consideration divided by the number of Shares outstanding immediately prior to the Effective Time (other than any Shares described in Section 2.07(b) and Section 2.07(c)).

“Closing Working Capital Amount” means the Net Working Capital Amount of the Company as of 12:01 a.m. Michigan time on the Closing Date (without giving effect to the transactions contemplated by this Agreement).

“Code” means the Internal Revenue Code of 1986.

“Company Common Stock” means the common stock, no par value, of the Company.

“Company” has the meaning set forth in the preamble.

“Company Employees” has the meaning set forth in Section 5.15(a).

“Company Financing Information” means all financial and other pertinent information regarding the Company and the Subsidiaries or their respective businesses or operations as may be reasonably requested by Buyer that is reasonably available to, or reasonably obtainable by, the Company and consists of information of the type customarily included in offering documents or marketing materials used to syndicate credit facilities of the type contemplated by the Debt Commitment Letter or any other permitted alternative financing, including, without limitation, the information required pursuant to Sections 2(c), 2(d) and 2(e) of Exhibit C to the Debt Commitment Letter.

“Company Financing Required Information” means (a) the audited consolidated balance sheet and related statements of income and cash flows for the Company and the Subsidiaries for the fiscal year ended December 31, 2013, (b) the unaudited consolidated balance sheet and related statements of income and cash flows for the Company and the Subsidiaries for the fiscal quarter ended March 31, 2014, and (c) all financial and other pertinent information regarding the Company and the Subsidiaries required by paragraphs 2(c), 2(d) and 2(e) of Exhibit C to the Debt Commitment Letter.

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company Services” has the meaning set forth in Section 5.14.

“Company Severance Plan” has the meaning set forth in Section 5.15(c).

“Company Termination Fee” has the meaning set forth in Section 9.03(c).

“Company Transaction Expenses” means all fees, costs and expenses (including Taxes payable thereon) incurred by the Company and the Subsidiaries incurred or otherwise payable in connection with this Agreement and the transactions contemplated by this Agreement, solely to the extent unpaid as of the Closing, whether accrued or not, including: (a) any brokerage fees, commissions, finders’ fees or financial advisory fees and, in each case, related costs and expenses; (b) any fees, costs and expenses of counsel, accountants, or other advisors and service providers; (c) the tail policy purchased under Section 5.09(a); and (d) any transaction, change in control, severance (other than ordinary course severance not related to this Agreement or the transactions contemplated by this Agreement) or “stay put” bonuses payable by the Company or any Subsidiary to any employee, officer, director, consultant or third party, including such transaction, change in control, severance or “stay put” bonuses payable pursuant to the (i) Employment Agreement, dated as of February 28, 2007, by and between Kennedy and the Company, and (ii) Employment Agreement, dated as of February 28, 2007, by and between Thomas K. O’Mara and the Company. For the avoidance of doubt, (x) no payments triggered as a result of an action after the Closing by Buyer, Merger Sub, the Surviving Corporation or a Subsidiary (including any such payments to any Key Executive pursuant to their employment agreements with the Company) shall be considered Company Transaction Expenses, and (y) all amounts payable including transfer costs or expenses incurred as a result of the transfer of any employee of the Company providing services to Autocam Medical, including Kennedy and Thomas K. O’Mara, to Autocam Medical as a result of this Agreement will be considered Company Transaction Expenses.

“Compliant” means, with respect to the Company Financing Required Information, that (a) such Company Financing Required Information does not contain any untrue statement of material fact regarding the Company and the Subsidiaries (and their respective businesses and operations), taken as a whole, or omit to state any material fact regarding any of the Company and the Subsidiaries (and their respective businesses and operations), taken as a whole, necessary in order to make such Company Financing Required Information not materially misleading under the circumstances, (b) in the case of Company Financing Required Information of the type described in clause (a) of the definition thereof, the Company’s auditors have not withdrawn any audit opinion with respect thereto, and (c) with respect to any financial statements in the Company Financing Required Information, such financial statements are not the subject of any restatement or pending restatement.

“Confidentiality Agreement” has the meaning set forth in Section 5.03(c).

“Confidential Information” has the meaning set forth in Section 5.03(c).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral.

“Contribution Agreement” means the Contribution Agreement among the Shareholder Representatives, Kennedy and the Shareholders, dated as of the Closing Date.

“Current Assets” means, as of any date, the consolidated current assets of the Company and the Subsidiaries, which current assets shall include only the line items included in the example calculation in Exhibit D, under the heading “Current Assets,” subject to the exclusions under the heading “Working Capital Exclusions” in Exhibit D, which is shown for illustrative purposes.

“Current Liabilities” means, as of any date, the consolidated current liabilities of the Company and the Subsidiaries, which current liabilities shall only include the line items included in the example calculation in Exhibit D, under the heading “Current Liabilities,” subject to the exclusions under the heading “Working Capital Exclusions” in Exhibit D, which is shown for illustrative purposes.

“Debt Commitment Letter” has the meaning set forth in Section 4.08.

“Debt Financing” has the meaning set forth in Section 4.08.

“Debt Financing Sources” means each of the Persons that have committed to provide, or otherwise entered into agreements (including, without limitation, the Debt Commitment Letter) in connection with, the Debt Financing or other debt financings in connection with the transactions contemplated by this Agreement, including the parties to the Debt Commitment Letter, any joinder agreements, credit agreements or loan agreements (or other definitive documentation) relating thereto.

“Debt Financing Sources Related Parties” means (a) any former, current or future Affiliate of any Debt Financing Source, and (b) the former, current and future partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives, shareholders, members, successors and assigns of any Debt Financing Source or any Person described in clause (a) of this definition.

“DeMinimis Losses” has the meaning set forth in Section 8.04(a).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Buyer concurrently with the execution and delivery of this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.08.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.02(b).

“Encumbrance” means any charge, claim, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety (as it relates to exposure to Hazardous Materials) or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the

Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. (as it relates to exposure to Hazardous Materials).

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit issued pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means Computershare Trust Company, N.A., or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, the Shareholder Representatives, Kennedy and the Escrow Agent, substantially in the form of Exhibit E.

“Escrow Amount” means the number of Kennedy Shares equal to Fifteen Million Dollars ($15,000,000) divided by the Agreed Stock Value, as may be adjusted pursuant to Section 2.07(a), rounded up to the nearest whole number.

“Escrow Fund” means the Escrow Amount deposited with the Escrow Agent, minus all amounts released from escrow in accordance with the terms of this Agreement or the Escrow Agreement.

“Estimated Assumed Indebtedness” has the meaning set forth in Section 2.09(b).

“Estimated Closing Date Cash” has the meaning set forth in Section 2.09(b).

“Estimated Closing Working Capital Amount” has the meaning set forth in Section 2.09(b).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.09(b).

“Estimated Working Capital Adjustment” has the meaning set forth in Section 2.09(b).

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Shareholder Agreement” means the Amended and Restated Shareholders Agreement by and among the Company and its shareholders dated as of October 30, 2013.

“Export Control Laws” has the meaning set forth in Section 3.25(a).

“Final Assumed Indebtedness” has the meaning set forth in Section 2.10(f).

“Final Closing Date Cash” has the meaning set forth in Section 2.10(f).

“Final Closing Working Capital Amount” has the meaning set forth in Section 2.10(f).

“Final Company Transaction Expenses” has the meaning set forth in Section 2.10(f).

“Final Merger Consideration” has the meaning set forth in Section 2.10(f).

“Final Release Date” has the meaning set forth in Section 8.07(c)(i).

“Financial Statements” has the meaning set forth in Section 3.06.

“Fraud” means an actual and intentional fraud with respect to the making of any representation or warranty in the Merger Agreement or any Ancillary Agreement.

“French Pension Plan Deficit” means €449,555.00. The French Pension Plan Deficit shall be converted into U.S. dollars in accordance with the applicable exchange ratio set forth in Exhibit C-1.

“French Safeguard Liabilities” means €2,350,242.07; provided, however, that if a payment to creditors with claims subject to the “Procedure de Sauvegarde” of the applicable Subsidiaries is made prior to the Closing, the French Safeguard Liabilities shall be €2,350,242.07 less the amount of such payment. The French Safeguard Liabilities shall be converted into U.S. dollars in accordance with the applicable exchange ratio set forth in Exhibit C-1.

“Fundamental Representations” has the meaning set forth in Section 8.01.

“Fundamental Representations Expiration Date” has the meaning set forth in Section 8.01.

“GAAP” means generally accepted accounting principles of the United States.

“Governmental Authority” means any federal, state, local or foreign government or political Subdivision thereof, or any agency or instrumentality of such government or political Subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Harmonized Tariff System” means the Harmonized Tariff System as applied by the relevant Governmental Authority.

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import, or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials, or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Approval” has the meaning set forth in Section 7.01(a).

“Import Laws” has the meaning set forth in Section 3.26(a).

“Indebtedness” means, without duplication: (a) borrowed money, including with respect to deposits or advances of any kind, (b) indebtedness evidenced by note debentures or other similar instruments, including any notes payable to Affiliates, (c) leases required to be capitalized in accordance with GAAP, (d) the deferred purchase price of assets, services or securities (except as otherwise reflected as a current liability in the Net Working Capital Amount and except for amounts payable with respect to equipment on order which are included in the Capex Budget), (e) interest rate swap, forward contract, foreign currency hedge or other hedging or similar arrangement, (f) all letters of credit or similar facilities (to the extent drawn down or called prior to the Closing Date), (g) in respect of the foregoing clauses (a) through (f), all accrued interest thereon, if any, and any premium, fees, expenses, penalties (including prepayment and early termination penalties) and other amounts owing associated with the repayment of such Indebtedness on the Closing Date to the extent paid on the Closing Date, (h) the French Pension Plan Deficit, and (i) the French Safeguard Liabilities. For the avoidance of doubt, Indebtedness shall not include (i) any Indebtedness included in the calculation of Current Liabilities in the determination of the Net Working Capital Amount, (ii) any intercompany Indebtedness of the Company or any of the Subsidiaries that is owed to the Company or any of the Subsidiaries and is eliminated in consolidation, (iii) any Indebtedness incurred by Buyer, Merger Sub or any of their Affiliates (and subsequently assumed by the Company or any Subsidiary) on or after the Closing Date, (iv) any endorsement of negotiable instruments for collection in the ordinary course of business, (v) any deferred revenue, (vi) any liabilities under any agreement between the Company or any Subsidiary, on the one hand, and Buyer or any of its Affiliates, on the other hand, and (vii) any trade payables included in the calculation of Current Liabilities in the determination of the Net Working Capital Amount.

“Indemnified Party” has the meaning set forth in Section 8.05(a).

“Indemnifying Party” has the meaning set forth in Section 8.05(a).

“Indemnity Agreement” means the Indemnity Agreement among Buyer and the Shareholders in substantially the form of Exhibit F.

“Independent Accountants” has the meaning set forth in Section 2.10(d).

“Initial Escrow Release” shall mean that number of Kennedy Shares such that the value of all Kennedy Shares, valued at the Agreed Stock Value, remaining in the Escrow Fund after the release on the Initial Release Date equals SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000), plus an amount equal to the aggregate Reserved Amounts in respect of Buyer Indemnification Claims pending but not paid, rounded up to the nearest whole number of Kennedy Shares.

“Initial Merger Consideration” means THREE HUNDRED MILLION DOLLARS ($300,000,000), minus the Estimated Company Transaction Expenses, plus the Estimated Closing Date Cash, minus the Payoff Amount, minus the Estimated Assumed Indebtedness, plus the Estimated Working Capital Adjustment.

“Initial Release Date” has the meaning set forth in Section 8.07(c)(i).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” has the meaning set forth in Section 3.12(a).

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Investor Representation Letter” means the Investor Representation Letter attached as Exhibit G hereto.

“Kennedy” shall have the meaning set forth in the preamble hereto.

“Kennedy Shares” has the meaning set forth in Section 2.07(a).

“Key Executive” means each of Warren A. Veltman, Chris Qualters and John R. Buchan.

“Knowledge” means the actual knowledge of John C. Kennedy, Warren A. Veltman, Stuart F. Cheney, Chris Qualters, Michael Clay and John R. Buchan, in each case after reasonable inquiry; provided, however, that in the case where “Knowledge” is used to qualify a representation regarding the China Joint Venture, such term shall mean only the actual knowledge of such Persons without any duty of inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” has the meaning set forth in Section 3.12(a).

“Losses” means losses, damages, liabilities, Actions, judgments, interest, awards, fines, costs or expenses, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include special, consequential, multiple of earnings, indirect, punitive damages or other similar damages, including declines in value, lost opportunities, lost profits, business interruptions or lost reputation, except, in the case of punitive damages, to the extent actually awarded to a Governmental Authority or other third party.

“Mark” has the meaning set forth in Section 5.14(a).

“Marketing Period” means the first period of twenty-four (24) consecutive calendar days commencing five (5) calendar days after the date on which the Company shall have delivered the Company Financing Required Information to the Buyer and throughout which and on the last day of which (a) Buyer shall have received from the Company all of the Company Financing Required Information and such Company Financing Required Information is Compliant and (b) no condition exists that would reasonably be expected to cause any of the conditions in Sections 7.01 (other than expiration of any applicable waiting period under 7.01(a)) and 7.02 (other than Sections 7.02(d) and (i)) to fail to be satisfied assuming that the Closing were to be scheduled at any time during such twenty-four day period; provided that (i) unless the final, allocations of the commitments among the Lenders under each of the Senior Credit Facilities (as defined in the Debt Commitment Letter) have been determined on or prior to August 15, 2014, if such twenty-four (24) consecutive calendar day period has not ended on or prior to August 15, 2014, then such period shall commence no earlier than September 2, 2014, and (ii) none of November 26, 2014 through November 30, 2014 or December 20, 2014 through December 31, 2014 shall be included in calculating such period.

“Marnaz Permit” means the Permit required to continue to operate the Marnaz, France facility in compliance with the French Installations Classées pour la Protection de l’Environnement regulations.

“Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or the Subsidiaries on a consolidated basis, or (b) the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms of this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic, financial, social or political conditions; (ii) conditions generally affecting the industries in which the Company or any Subsidiary operates (including legal and regulatory changes); (iii) any changes in financial, debt, credit, banking or securities markets in general; (iv) acts of war (whether or not declared), hostilities or terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States, or the escalation or worsening thereof; (v) acts of God or other natural disasters; (vi) any action required by this Agreement (other than compliance with the initial paragraph of Section 5.01); (vii) any changes in applicable Laws or accounting rules, including GAAP, or standards, interpretations or enforcement thereof; (viii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (ix) any breach of this Agreement by Buyer or Merger Sub; (x) the failure to meet any projections or forecasts (but the underlying causes of such failure to meet such projections or forecasts shall be considered, unless such underlying causes would (after giving effect to the proviso below) otherwise be excluded from this definition of Material Adverse Effect pursuant to any of clauses (i) to (ix) or (xi) hereto); or (xi) any act or failure to act consented to in writing or requested by Buyer; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) or (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and the Subsidiaries compared to other participants in the industries in which the Company and the Subsidiaries conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration Cap” has the meaning set forth in Section 8.04(c).

“Merger Sub” has the meaning set forth in the preamble hereto.

“Michigan Law” has the meaning set forth in the recitals.

“NASDAQ” means The NASDAQ Stock Market, LLC.

“Net Working Capital Amount” means, as at any date, (a) the Current Assets minus (b) the Current Liabilities as of such date, calculated in accordance with the Balance Sheet Rules.

“Newport” has the meaning set forth in the preamble hereto.

“Notice of Objection” has the meaning set forth in Section 2.10(b).

“OFAC” has the meaning set forth in Section 3.25(a).

“Outside Date” has the meaning set forth in Section 9.01(b)(ii).

“Payment Agent” has the meaning set forth in Section 2.09(c).

“Payoff Amount” means the amount of outstanding principal and accrued but unpaid interest, fees and other amounts payable thereon (including any prepayment penalties, if any) under the Payoff Indebtedness, calculated as of 12:01 a.m. Michigan time on the Closing Date (without giving effect to the transactions contemplated by this Agreement).

“Payoff Indebtedness” means the Indebtedness of the Company and the Subsidiaries under (a) the Credit Agreement, dated as of June 3, 2010, as amended October 30, 2013, by and between the Company and JPMorgan Chase Bank, N.A., the balances as of June 30, 2014, of which are set forth on Exhibit I, and (b) the Subordinated Promissory Note, dated as of March 7, 2013, by and between the Company and Autocam Medical, the balance as of June 30, 2014, of which is set forth on Exhibit I, and (c) any agreement which requires the consent of the other party to avoid a breach, default or acceleration (including those consents set forth on Schedule 3.05(a)) for which consent of such other party cannot be obtained before the Closing Date and (d) any other Indebtedness that must be paid in full and terminated in order to comply with Section 5.01(b)(viii) on the Closing Date and (e) any other agreement that Buyer and the Company agree to repay on or before the Closing Date.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means, (i) Encumbrances securing the obligations of the Company and the Subsidiaries pursuant to the Payoff Indebtedness (which Encumbrances shall have been removed on the Closing Date); (ii) Encumbrances disclosed in the Financial Statements or any Disclosure Schedules; (iii) Encumbrances incurred in the ordinary course of business and not securing Indebtedness; (iv) Encumbrances in respect of pledges or deposits under worker’s compensation laws or similar legislation, unemployment insurance or other types of social security; (v) Encumbrances for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate accruals or reserves on the Balance Sheet or Interim Balance Sheet; (vi) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances (including Encumbrances created by operation of laws) arising or incurred in the ordinary course of business consistent with past practice or for amounts that (A) are not delinquent or (B) are not, individually or in the aggregate, material to the business of the Company and the Subsidiaries, taken as a whole; (vii) easements, rights of way, zoning ordinances and other similar Encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company and the Subsidiaries; (viii) other than with respect to owned Real Property, Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company and the Subsidiaries; (ix) non-monetary Encumbrances that do not materially interfere with the use of the applicable property or asset as currently used by the Company or any Subsidiary in the operation of its business; (x) Encumbrances disclosed on title insurance commitments, policies, opinions or abstracts or existing surveys that have been made available to Buyer; (xi) with respect to leased and subleased Real Property, (A) Encumbrances in favor of the lessors and sublesssors under the applicable leases and subleases and (B) Encumbrances to which the fee interest or any other interest of which the interest of the Company or a Subsidiary is derivative in the Real Property is subject; (xii) Encumbrances relating to the transferability of securities under applicable securities laws; (xiii) licenses of Intellectual Property rights granted in the ordinary course of business; (xiv) all other Encumbrances that would not, individually or in the aggregate materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and the Subsidiaries as currently conducted; and (xv) those items set forth in Schedule 1.01(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Statement” has the meaning set forth in Section 2.10(a).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“PRC” means the People’s Republic of China.

“Pre-Closing Statement” has the meaning set forth in Section 2.09(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Pro-Rata Share” has the meaning set forth in Section 2.12(b).

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Company or the Subsidiaries, together with all buildings, structures and facilities located thereon.

“Related Party” with respect to any specified Person, means: (i) any director, executive officer, general partner or managing member of an Affiliate of such specified Person; (ii) any Person who serves or within the past five years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface, or Subsurface strata or within any building, structure, facility, or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Requisite Shareholder Consent” has the meaning set forth in Section 3.03(c).

“Reserved Amount” has the meaning set forth in Section 8.07(b).

“Reverse Termination Fee” has the meaning set forth in Section 9.03(a).

“Sanctioned Person” shall mean any Person or entity listed on (a) the “Specially Designated Nationals and Blocked Persons” list maintained by the U.S. Office of Foreign Assets Control; (b) the United Nations Security Council “Consolidated List” established and maintained by the 1267 Committee; or (c) the European Commission “Consolidated list of persons, groups and entities subject to EU financial sanctions.”

“SEC” means the Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 4.06(a).

“Securities Act” means the Securities Act of 1933.

“Seller Fundamental Representations” has the meaning set forth in Section 8.01.

“Seller Indemnified Party” has the meaning set forth in Section 8.03.

“Shareholder Representative” has the meaning set forth in Section 2.12(a).

“Shareholder Representatives’ Holdback” has the meaning set forth in Section 2.12(b).

“Shareholder Representatives’ Holdback Account” has the meaning set forth in Section 2.12(b).

“Shareholders” has the meaning set forth in the recitals.

“Shares” has the meaning set forth in the recitals.

“Straddle Period” has the meaning set forth in Section 6.03.

“Stockholders Agreement” means the Stockholders Agreement between Buyer and Kennedy attached hereto as Exhibit A.

“Subsidiary” means any corporation, partnership, limited liability company, or other business entity of which an aggregate of 50% or more of the outstanding voting stock, membership interests or other ownership interests are at any time directly or indirectly owned by the Company, by one or more of the Subsidiaries, or by the Company and one or more of the Subsidiaries. For the avoidance of doubt, the China Joint Venture will not be considered a “Subsidiary” for purposes of this Agreement.

“Survival Period” has the meaning set forth in Section 8.01.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Target Working Capital Amount” means FORTY MILLION FIVE HUNDRED THOUSAND DOLLARS ($40,500,000).

“Tax Benefits” has the meaning set forth in Section 8.10.

“Tax Claim” has the meaning set forth in Section 6.04(b).

“Tax Matters Expiration Date” has the meaning set forth in Section 8.01.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, ad valorem, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Termination Fee” has the meaning set forth in Section 9.03(b).

“Third Party Claim” has the meaning set forth in Section 8.06(a).

“Trademark Co-Existence Agreement” means the agreement between Buyer and Autocam Medical substantially in the form of Exhibit M hereto.

“Transition Services Agreement” has the meaning set forth in Section 5.16.

“Union” has the meaning set forth in Section 3.21(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and any similar state, local or foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant set forth in this Agreement, an intentional action or omission by a party that both (a) causes such party to be in breach of such representation, warranty, agreement or covenant and (b) such party knows at the time of such intentional action or omission is or would constitute a breach, or would reasonably be expected to result in a breach, of such representation, warranty, agreement or covenant.

“Working Capital Adjustment” means the amount equal to the Closing Working Capital Amount less the Target Working Capital Amount, which shall be a positive or a negative number.

“Wuxi Weifu” means Wuxi Weifu High-Technology Co., Ltd., the partner in the China Joint Venture.

The following is a list of the Exhibits and Disclosure Schedules to this Agreement:

Exhibits

Exhibit A	Stockholders’ Agreement of Buyer
Exhibit B	Non-Compete Agreement
Exhibit C	Balance Sheet Rules
Exhibit C-1	Exchange Ratios for Cash Outside the United States
Exhibit D	Closing Working Capital Amount Calculation
Exhibit E	Form of Escrow Agreement

Exhibit F	Form of Indemnity Agreement
Exhibit G	Form of Investor Representation Letter
Exhibit H	Form of Certificate of Merger
Exhibit I	Illustrative Calculation of Estimated Initial Merger Consideration
Exhibit J	Form of Letter of Transmittal
Exhibit K	Director and Officer Resignations
Exhibit L	Form of Transition Services Agreement
Exhibit M	Trademark Co-Existence Agreement

Disclosure Schedules

1.01(a)	Permitted Encumbrances
3.02(a)	Capitalization
3.04	Subsidiaries
3.05(a)	Conflicts
3.05(b)	Governmental Consents
3.06	Financial Statements
3.08	Absence of Certain Changes
3.09(a)	Material Contracts
3.10(a)	Customer-Owned Assets
3.10(b)	Real Property
3.12(b)	Intellectual Property Registrations
3.12(c)	Exceptions to Intellectual Property Ownership
3.12(d)	Licenses Granted to the Company
3.12(f)	Licenses Granted by the Company
3.15(a)	Customers; Notices
3.15(b)	Suppliers; Notices
3.16(a)	Insurance Policies
3.16(b)	Insurance Claims
3.17(a)	Legal Proceedings
3.17(b)	Governmental Orders
3.19	Environmental Matters
3.20(a)	Benefit Plans
3.20(c)	Benefit Plan Administration
3.20(d)	Multiemployer Plans
3.20(f)	Benefit Plan Actions
3.20(g)	Impact of Agreement
3.20(h)	Post-Termination Benefits
3.21(b)	Collective Bargaining Agreements
3.22(g)	Tax-Related Actions
3.22(i)	Tax Encumbrances
3.22(j)	Tax Sharing Arrangements
3.22(q)	Reportable Transactions
3.22(r)	Adjustments to Taxable Income
3.27(a)	Affiliate Obligations
3.27(b)	Affiliate Transactions

4.02	Buyer Capitalization
4.05	Buyer Consents
4.06(a)	Buyer Reports and Financial Statements
4.09	Buyer Legal Proceedings
5.01(a)(1)	Conduct of Business of the Company
5.01(a)(2)	Capex Budget
5.01(b)	Company Actions
5.02	Conduct of Business of Buyer
5.06(c)	Third Party Consents
7.02(d)	Company Required Consents
7.03(c)	Buyer Required Consents

ARTICLE II

PURCHASE AND SALE

Section 2.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with Michigan Law, Merger Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Merger Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Michigan as a direct wholly-owned Subsidiary of Buyer, and (c) all of the properties, rights, privileges, powers, and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations, and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.02 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Husch Blackwell LLP, 4801 Main Street, Kansas City, MO 64112, at 10:00 A.M., central time, on the later of (i) the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), and (ii) the third (3rd) Business Day after the final day of the Marketing Period (or any earlier Business Day during the Marketing Period as may be specified by the Buyer on no less than three (3) Business Days’ notice to the Company (it being understood that Closing during the Marketing Period shall be conditioned upon the simultaneous completion of the Debt Financing)), or at such other place or at such other time or on such other date as the parties mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) Immediately following the Closing, Buyer and the Company shall cause a certificate of merger substantially in the form attached as Exhibit H (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Michigan in accordance with the relevant provisions of Michigan Law and shall cause an amended and restated Articles of Incorporation for the Company to be filed in substantially the form of the Articles of Incorporation of Merger Sub as of the Closing Date. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the

State of Michigan or at such other subsequent date or time as Buyer and the Company shall agree and as shall be specified in the Certificate of Merger in accordance with Michigan Law. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 2.03 Effect of Merger. The Merger shall have the effects provided for herein and in the applicable provisions of Michigan Law.

Section 2.04 Articles of Incorporation; Bylaws. From and after the Effective Time, (a) the articles of incorporation of the Company, as amended, shall be identical to the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law. Notwithstanding the foregoing, the terms of the articles of incorporation and bylaws of the Surviving Corporation concerning directors’ and officers’ indemnification shall comply with the provisions of Section 5.09(b).

Section 2.05 Directors; Officers. From and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be and (b) the officers of the Company serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.06 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary to vest, perfect, or confirm of record or otherwise in the Surviving Corporation its right, title, or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments, and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.07 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, Merger Sub, the Company, or any holder of any of the Shares:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Section 2.07(b) and (c) and any Dissenting Shares) shall be converted into the right to receive the Closing Date Per Share Merger Consideration, in cash, without interest, together with any Final Merger Consideration which may be payable in respect of such Share pursuant to Section 2.10 and Article VIII of this Agreement and any portion of the China Joint Venture Dividend payable in respect of such Share pursuant to Section 5.17, in each case upon the terms and subject to the conditions set forth herein and therein; provided, however, that, on the Closing Date, the Shares held by Kennedy shall be converted, in the aggregate, into the right to receive (i) the number of shares of Buyer Common Stock equal to TWENTY-FIVE MILLION DOLLARS ($25,000,000) divided by the Agreed Stock Value of Buyer Common Stock (the “Kennedy Shares”), less the Escrow Amount, (ii) cash in an amount equal to the aggregate Closing Date Per Share Merger Consideration payable to Kennedy less TWENTY-FIVE MILLION DOLLARS ($25,000,000), and (iii) any Final Merger Consideration which may be payable in respect of the Shares held by Kennedy pursuant to the Escrow Agreement, Section 2.10 and Article VIII of this Agreement and any portion of the China Joint Venture Dividend payable in respect of such Shares pursuant to Section 5.17. If at any time after the date of this Agreement any change in the number of outstanding shares of Buyer Common Stock shall occur as a result of any stock split (including a reverse stock split), a stock dividend, combination of shares, reclassification of outstanding shares, recapitalization or similar transaction, then the number of Kennedy Shares and the Agreed Stock Value shall be adjusted to reflect such change, including by adjustment to the Escrow Amount and the Escrow Fund.

(b) Each Share that is owned by Buyer and Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(c) Each Share that is held in the treasury of the Company or owned by the Company or any of the wholly-owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

(d) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $.01 per share, of the Surviving Corporation.

Section 2.08 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Shares (other than any Shares to be cancelled pursuant to Section 2.07(b) and 2.07(c)) outstanding immediately prior to the Effective Time and held by a holder who (a) has not voted in favor of the Merger or consented to it in writing, and (b) has properly demanded the appraisal of such Shares in accordance with, and has complied in all respects with, Michigan Law (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Final Merger Consideration unless and until such holder effectively withdraws or loses such holder’s right to appraisal and payment under Michigan Law. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and the holders of Dissenting Shares shall be entitled only to such rights as may be granted them under Michigan Law. Notwithstanding the foregoing, if, at any time, any such holder effectively withdraws or loses such holder’s right to appraisal under Michigan Law, such Dissenting Shares shall be deemed no longer to be Dissenting Shares and shall be treated as if each such Dissenting Share had been converted as of the Effective Time into the right to receive the portion of the Final Merger Consideration to which such holder is entitled, without interest, and any portion of the

China Joint Venture Dividend to which such holder is entitled pursuant to Section 5.17, and such holder shall have all of the other rights of a shareholder set forth hereunder. Prior to the Effective Time, the Company shall give Buyer (a) prompt notice of any written demands received by the Company for appraisal of Shares, written withdrawals of such demands and any other instruments served pursuant to Michigan Law and received by the Company relating to the Shareholders’ rights to appraisal with respect to the Merger; and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under Michigan Law. Except to the extent required by applicable Law, the Company shall not voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company or offer to settle or settle any such demands, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned in the case of any payment made prior to the Closing Date.

Section 2.09 Payment and Calculation of Initial Merger Consideration.

(a) At the Closing, Buyer shall deliver, or cause to be delivered:

(i) to each Shareholder who has complied with Section 2.09(c), by wire transfer of immediately available funds to the account or accounts designated in writing by the Company or as set forth in such Shareholder’s Letter of Transmittal (such designation to be made at least two (2) Business Days prior to the Closing Date), an amount equal to the portion of the Closing Date Merger Consideration to which each such Shareholder is entitled pursuant to Section 2.07(a); provided, that Kennedy’s portion of the Closing Date Merger Consideration payable pursuant to this Section 2.09(a)(i) shall only be the cash portion of such amount;

(ii) to an account designated in writing by the Company and agreed to by Buyer, the remaining Closing Date Merger Consideration for Shareholders who have not complied with Section 2.09(c);

(iii) to Kennedy, stock certificates representing the Kennedy Shares less the Escrow Amount;

(iv) to the Escrow Agent, stock certificates or book-entry transfer representing the Escrow Amount, for deposit into the escrow established pursuant to the Escrow Agreement;

(v) to the payees thereof, by wire transfer of immediately available funds to the account or accounts designated in writing by such payees (such designation to be made at least two (2) Business Days prior to the Closing Date), an amount equal to the Estimated Company Transaction Expenses;

(vi) to the Shareholder Representatives, by wire transfer of immediately available funds to the account or accounts designated in writing by or on behalf of the Shareholder Representatives (such designation to be made at least two (2) Business Days prior to the Closing Date), the Shareholder Representatives’ Holdback; and

(vii) to the payees thereof, by wire transfer of immediately available funds, to the account or accounts designated in writing by such payees (such designation to be made at least two (2) Business Days prior to the Closing Date), the Payoff Amount.

(b) At least three (3) Business Days prior to the Closing, the Company shall provide to Buyer a statement (the “Pre-Closing Statement”) setting forth the Company’s good faith estimate of (i) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”), (ii) the Closing Date Cash (the “Estimated Closing Date Cash”), (iii) the Assumed Indebtedness (the “Estimated Assumed Indebtedness”), (iv) the Closing Working Capital Amount (the “Estimated Closing Working Capital Amount”), (v) the resulting Working Capital Adjustment (the “Estimated Working Capital Adjustment”), and (vi) the resulting Initial Merger Consideration, on an aggregate and per shareholder basis along with reasonable detail and documentation supporting such calculations. For illustrative purposes only, a calculation of the Initial Merger Consideration as if the Closing Date were June 30, 2014, is attached hereto as Exhibit I.

(c) At least five (5) Business Days prior to the Closing Date, Buyer shall provide to the Company, and the Company shall provide to each holder of record of a certificate or certificates that represent outstanding Shares (the “Certificates”) and whose Shares may be converted into the right to receive the consideration described in Section 2.07(a), a letter of transmittal and release in the form attached hereto as Exhibit J (the “Letter of Transmittal”) (i) requiring, among other things, each Shareholder to (x) release all claims against the Company arising on or prior to the Effective Time (other than claims or rights such Shareholder has, or which the Shareholder Representatives may exercise on such Shareholder’s behalf, pursuant to this Agreement, and other than claims or rights such Shareholder has in its capacity as a director, officer or employee of the Company or a Subsidiary) and (y) acknowledge and agree to the authority of the Shareholder Representatives, and (ii) providing instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation at or after the Closing to Buyer or such other agent or agents as may be appointed by Buyer (the “Payment Agent”), together with such Letter of Transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (on the Closing Date if such Certificate and duly executed Letter of Transmittal are delivered to Buyer by the Payment Agent or Shareholder at least two (2) Business Days prior to the Closing Date, or within two (2) Business Days of receipt of such Certificate and duly executed Letter of Transmittal if such Certificate and Letter of Transmittal are delivered to Buyer by the Payment Agent or Shareholder at any other time), the portion of the Closing Date Merger Consideration attributable to the Shares represented by such Certificate, as set forth in Section 2.07(a), without interest, and such Certificate shall, upon such surrender, be cancelled. If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the reasonable satisfaction of Buyer that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable. Until surrendered in accordance with the provisions of this Section 2.09(c), any Certificate (other than Certificates representing Shares described in Sections 2.07(b) and (c) and any Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the portion of the Final Merger Consideration payable with respect thereto, in cash, without interest, as contemplated herein and any portion of the China Joint Venture Dividend payable in respect of such Share pursuant to Section 5.17.

(d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, a Certificate (other than representing Shares described in Sections 2.07(b) and (c)) is presented to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.09.

(e) All Final Merger Consideration paid upon conversion of the Shares in accordance with the terms of this Article II, all Buyer Common Stock deposited with the Escrow Agent and all cash deposited with the Shareholder Representatives (with respect to the Shareholder Representatives’ Holdback) pursuant to this Section 2.09, and all amounts paid pursuant to Section 5.17 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Shares represented thereby, except as otherwise provided herein or by applicable Law.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the relevant portion of the Final Merger Consideration payable in respect thereof pursuant to Section 2.09(c) for Shares represented thereby, together with any portion of the China Joint Venture Dividend payable in respect of such Shares pursuant to Section 5.17.

(g) Following the date that is six (6) months after the Effective Time, the holders of Certificates shall be entitled to look to Buyer only as a general creditor thereof with respect to any portion of the Final Merger Consideration payable upon due surrender of their Certificates, without interest, and any portion of the China Joint Venture Dividend payable in respect of such Certificates pursuant to Section 5.17. Notwithstanding anything to the contrary in this Section 2.09, to the fullest extent permitted by Law, neither Buyer nor the Surviving Corporation shall be liable to any holder of a Certificate for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.10 Closing Date Merger Consideration Adjustment.

(a) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Shareholder Representatives a statement (the “Post-Closing Statement”) of (i) the Company Transaction Expenses, (ii) the Closing Date Cash, (iii) the Assumed Indebtedness, (iv) the Closing Working Capital Amount and (v) the resulting Working Capital Adjustment. Buyer shall not amend or modify the Post-Closing Statement following its delivery to the Shareholder Representatives, except to the extent the Shareholder Representatives consent to such amendment or modification. Buyer and the Shareholder Representatives acknowledge that no adjustments shall be made to the Target Working Capital Amount.

(b) If, within thirty (30) days following delivery of the Post-Closing Statement, the Shareholder Representatives have not provided Buyer with written notice of objection to the Post-Closing Statement (that shall state the basis of the Shareholder Representatives’ objection) (a “Notice of Objection”), then the Post-Closing Statement shall be binding and conclusive on Buyer, the Shareholder Representatives, and the Shareholders at 11:59 p.m. Michigan time on such thirtieth (30th) day.

(c) If the Shareholder Representatives deliver to Buyer a Notice of Objection within thirty (30) days of receipt of the Post-Closing Statement, then, during the fifteen (15)-day period following receipt of such Notice of Objection (or such longer period as the Shareholder Representatives and Buyer may agree), the Shareholder Representatives and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in such Notice of Objection, and the Post-Closing Statement shall be binding and conclusive on Buyer, the Shareholder Representatives and the Shareholders on the date of such resolution.

(d) If Buyer and the Shareholder Representatives fail to resolve the issues outstanding with respect to the Post-Closing Statement within fifteen (15) days (or such longer period as the Shareholder Representatives and Buyer may agree) of delivery of a Notice of Objection, either the Shareholder Representatives or Buyer shall have the right to submit, within thirty (30) days of the delivery of the Notice of Objection (or within fifteen (15) days of the expiration of any longer period as to which the Shareholder Representatives and Buyer may agree, as contemplated above), the Post-Closing Statement to a nationally recognized firm of independent certified public accountants with a nationwide audit and accounting practice as Buyer and the Shareholder Representatives may agree in writing (the “Independent Accountants”), so that such Independent Accountants can determine the matters that remain in dispute on the Post-Closing Statement.

(e) If the Post-Closing Statement is submitted to the Independent Accountants, (i) the Independent Accountants’ decision shall be based solely on written submissions by the Shareholder Representatives and Buyer and their respective Representatives and the terms of this Agreement and not by independent review; (ii) the Independent Accountants may not assign a value greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party; (iii) the Shareholder Representatives and Buyer shall use reasonable efforts to cause the Independent Accountants to render a written decision resolving the matters submitted to the Independent Accountants within thirty (30) days of receipt of such submission, and such written decision shall be final, binding and conclusive on the parties; and (iv) the fees, costs and expenses of the Independent Accountants incurred pursuant to this Section 2.10 shall be borne pro rata as between Buyer, on the one hand, and the Shareholder Representatives, on the other hand (from the Shareholder Representatives’ Holdback or pursuant to the Contribution Agreement, as applicable), in proportion to the final allocation made by such Independent Accountants of the disputed items weighted in relation to the claims made by the Stockholder Representatives and Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. For example, if Buyer claims that the appropriate adjustments are, in the aggregate, $1,000 greater than the amount determined by the Shareholder Representatives and if the Independent Accountants ultimately resolve the dispute by awarding to Buyer an aggregate of $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accountants will be allocated 30% (i.e., 300 ÷ 1,000) to the Shareholder Representatives and 70% (i.e., 700 ÷ 1,000) to Buyer.

(f) For purposes of this Agreement, “Final Company Transaction Expenses” means the Company Transaction Expenses, “Final Closing Date Cash” means the Closing Date Cash, “Final Assumed Indebtedness” means the Assumed Indebtedness, and “Final Closing Working Capital Amount” means the Closing Working Capital Amount, in each case as finally agreed or determined in accordance with this Section 2.10. Upon such final agreement or determination, the Initial Merger Consideration shall be recalculated as follows: (i) increased by the sum of (1) the amount, if any, that the Estimated Company Transaction Expenses exceeds the Final Company Transaction Expenses, plus (2) the amount, if any, that the Final Closing Date Cash exceeds the Estimated Closing Date Cash, plus (3) the amount, if any, that the Estimated Assumed Indebtedness exceeds the Final Assumed Indebtedness, plus (4) the amount, if any, that the Final Closing Working Capital Amount exceeds the Estimated Closing Working Capital Amount; and (ii) decreased by the sum of (1) the amount, if any, that the Final Company Transaction Expenses exceeds the Estimated Company Transaction Expenses, plus (2) the amount, if any, that the Estimated Closing Date Cash exceeds the Final Closing Date Cash, plus (3) the amount, if any, that the Final Assumed Indebtedness exceeds the Estimated Assumed Indebtedness, plus (4) the amount, if any, that the Estimated Closing Working Capital Amount exceeds the Final Closing Working Capital Amount (such recalculated amount, the “Final Merger Consideration”).

(g) If the Final Merger Consideration is less than the Initial Merger Consideration, Kennedy shall either (i) pay such deficit to Buyer, by wire transfer of immediately available funds to the account or accounts designated by Buyer, within five (5) Business Days of the final agreement or determination of such amount in accordance with this Section 2.10, or (ii) forfeit that number of Kennedy Shares held in the Escrow Fund (valued at the Agreed Stock Value and rounded up to the nearest whole number of Kennedy Shares) equal to the amount of such deficit, by joint written instruction of Buyer, the Shareholder Representatives and Kennedy (which parties agree to deliver within two (2) Business Days of notification by Kennedy of his election pursuant to this clause (ii)) instructing the Escrow Agent to release such number of Kennedy Shares to Buyer, pursuant to the terms of the Escrow Agreement, within five (5) Business Days of the receipt of such joint written instruction; provided, that the decision between clauses (i) and (ii) shall be in Kennedy’s sole discretion. If Kennedy elects to pay any such deficit pursuant to clause (i) of this Section 2.10(g), then the Shareholder Representatives, Buyer and Kennedy shall promptly, but in no event later than one (1) Business Day after confirmation by Buyer that the corresponding wire transfer has been received by Buyer, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release that number of Kennedy Shares held in the Escrow Fund (valued at the Agreed Stock Value for each Kennedy Share and rounded up to the nearest whole number of Kennedy Shares) corresponding to the amount so paid by Kennedy in such wire transfer to Buyer, in accordance with the terms of the Escrow Agreement. Alternatively, if the Final Merger Consideration is greater than the Initial Merger Consideration, Buyer shall pay such excess to the Shareholders based on their Pro-Rata Share, by wire transfer of immediately available funds to the account or accounts designated by the Shareholder Representatives within five (5) Business Days of the final agreement or determination of such amount in accordance with this Section 2.10.

(h) No actions taken by Buyer on its own behalf or on behalf of the Surviving Corporation or the Subsidiaries, on or following the Closing Date shall be given effect for purposes of determining the Company Transaction Expenses, the Closing Date Cash, the Assumed Indebtedness, or the Closing Working Capital Amount. During the period of time from and after the Closing Date through the final determination and payment of Final Merger Consideration in accordance with this Section 2.10, Buyer shall afford, and shall cause the Surviving Corporation and the Subsidiaries to afford, to the Shareholder Representatives and any accountants, counsel or financial advisers retained by the Shareholder Representatives in connection with the review of the Post-Closing Statement in accordance with this Section 2.10, reasonable access during normal business hours upon reasonable advance notice to all the properties, books, contracts, personnel, Representatives (including the Surviving Corporation’s accountants) and records of the Company, the Surviving Corporation, the Subsidiaries and such Representatives (including the work papers of the Company’s or the Surviving Corporation’s accountants) relevant to the review of the Post-Closing Statement and Buyer’s determination of the Company Transaction Expenses, the Closing Date Cash, the Assumed Indebtedness, or the Closing Working Capital Amount in accordance with this Section 2.10. Such access may be subject to the execution of customary access letters with respect to the work completed by accountants.

Section 2.11 Withholding Rights. Each of Buyer and the Surviving Corporation shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent that such amounts are so withheld and paid over to or deposited with the relevant Governmental Authority by Buyer or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

Section 2.12 Shareholder Representative.

(a) By virtue of the adoption of this Agreement and as set forth in the Letters of Transmittal and the Contribution Agreement, Kennedy and Newport are hereby authorized, directed and appointed to act as sole and exclusive agents, attorneys-in-fact and representatives of the Shareholders (each a “Shareholder Representative” and, collectively the “Shareholder Representatives”), with full power of substitution with respect to all matters under this Agreement and Escrow Agreement and the transactions contemplated hereby and thereby. The Company has designated the Shareholder Representatives as the representatives of the Shareholders for purposes of this Agreement and the Escrow Agreement, and approval of this Agreement and the Merger by such holders shall constitute ratification and approval of such designation on the terms set forth herein. All decisions, actions, consents, and instructions by the Shareholder Representatives with respect to this Agreement and the Escrow Agreement shall be absolutely and irrevocably binding upon all of the Shareholders with respect to their interests as shareholders under this Agreement and the Escrow Agreement, and no such Shareholder shall have the right to object to, dissent from, protest or otherwise contest the same. The Shareholder Representatives shall act in unanimity with respect to any decision, action, consent or instruction contemplated by this Agreement and in all communications with Buyer and Merger Sub, and Buyer and Merger Sub shall be entitled to rely on any such decision, action, consent or instruction as being the decision, action, consent or instruction of the Shareholders. Buyer and Merger Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent, or instruction. By way of amplification and not limitation, as Shareholder Representatives, the Shareholder Representatives shall be authorized and empowered, as agents of and on behalf of all Shareholders (only with respect to their interests as Shareholders) (i) to give and receive notices and communications as provided herein, (ii) to receive certain distributions of the Final Merger Consideration and the China Joint Venture Dividend for the benefit of the Shareholders, (iii) to object to any Buyer Indemnification Claims, (iv) to agree to, negotiate, enter into settlements, and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims or Losses, (v) to resolve any other disputes under this Agreement or the Escrow Agreement, (vi) to grant any waiver, consent or approval on behalf of the Shareholders under this Agreement and the Escrow Agreement (except for any consent or approval of the Shareholders of the Merger, the Merger Agreement and the transactions contemplated hereby), (vii) to receive service of process on behalf of each shareholder of the Company in connection with any claims against such shareholder arising under or in connection with this Agreement, any document or instrument provided for hereby or any of the transactions contemplated hereby or thereby, (ix) to appoint, in its sole discretion, one or more successor Shareholder Representatives, and (x) to take all other actions that are either (1) necessary or appropriate in the judgment of the Shareholder Representatives for the accomplishment of the foregoing or (2) specifically mandated by the terms of this Agreement. Notices or communications to or from both of the Shareholder Representatives shall constitute notice to or from the Shareholders.

(b) Each of the Shareholder Representatives hereby accepts the foregoing appointment and agrees to serve as a Shareholder Representative, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement or payment from the Shareholders (other than holders of Dissenting Shares) of all fees and expenses incurred by the Shareholder Representatives in performing his or its duties hereunder (including legal fees and expenses related thereto) and any indemnification in favor of the Shareholder Representatives, in each case pro rata in accordance with the portion of the Final Merger Consideration each such shareholder would otherwise have been entitled to receive by virtue of the ownership of outstanding Shares immediately before the Effective Time (each such shareholder’s pro rata interest, a “Pro-Rata Share”). The Company and the Shareholder Representatives will, at least two (2) days prior to the Closing Date, direct, by joint written notice to Buyer, that on the Closing Date an amount equal to TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) (the “Shareholder Representatives’ Holdback”), shall be paid directly by the Surviving Corporation to the Shareholder Representatives as designated in such notice, as a fund for the fees and expenses of the Shareholder Representatives incurred in connection with this Agreement, the Escrow Agreement and the Indemnity Agreement (the “Shareholder Representatives’ Holdback Account”), with any balance of the Shareholder Representatives’ Holdback Account not used for such purposes (as determined by the Shareholder Representatives in good faith) to be paid by the Shareholder Representatives to the Shareholders in accordance with their respective Pro-Rata Share. The Shareholders shall not receive interest or other earnings on the Shareholder Representatives’ Holdback and, by virtue of the adoption of this Agreement and as set forth in the Letters of Transmittal, irrevocably transfer and assign to the Shareholder Representatives any ownership right that they may have in any interest that may accrue on funds held in the Shareholder Representatives’ Holdback Account.

To the extent that the Shareholder Representatives’ Holdback does not sufficiently cover the fees and expenses of the Shareholder Representatives incurred in connection with this Agreement, the Escrow Agreement and the Indemnity Agreement, such shortfall shall be paid in accordance with the Contribution Agreement.

(c) In dealing with this Agreement and any notice, instrument, agreement or document relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Shareholder Representatives hereunder or thereunder, (i) the Shareholder Representatives and his or its agents, counsel, accountants and other representatives shall not assume any, and shall not incur any, responsibility or liability whatsoever to any shareholder of the Company, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted willful misconduct or actual or intentional fraud, and shall be entitled to assume that all actions, decisions and determinations are fully authorized by each and every one of the Shareholders, (ii) the Shareholder Representatives shall be entitled to rely in good faith on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, (iii) the Shareholder Representatives shall be entitled to rely on any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder or under the Escrow Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof, (iv) the Shareholder Representatives may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the Person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so, and (v) the Shareholder Representatives may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct the Shareholder Representatives on behalf of that party unless written notice to the contrary is delivered to the Shareholder Representatives. Except in cases where a court of competent jurisdiction has made such a finding, the Shareholders shall on a pro rata basis (based on each such shareholder’s Pro-Rata Share) indemnify and hold harmless the Shareholder Representatives from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with his or its activities as the Shareholder Representatives under this Agreement, the Escrow Agreement or otherwise.

(d) The grant of authority provided for in this Section 2.12 is coupled with an interest and is irrevocable and is being granted, in part, as an inducement to Buyer and Merger Sub to enter into this Agreement and the Escrow Agreement, and shall be irrevocable and survive the dissolution, liquidation or bankruptcy of the Company or the death, incompetency, liquidation or bankruptcy of any shareholder of the Company, shall be binding on any successor thereto and shall survive the assignment by any shareholder of the Company of the whole or any portion of his or its interest in any payment due to it under this Agreement or the Escrow Agreement or in the Escrow Fund. The appointment of the Shareholder Representatives as each shareholder’s attorneys-in-fact revokes any power of attorney heretofore granted that authorized any other person or persons to represent such shareholder with regard to this Agreement and the Escrow Agreement.

(e) In connection with the performance of his or its obligations hereunder, the Shareholder Representatives shall have the right, acting together, at any time and from time to time to select and engage, at the cost and expense of the Shareholders (as contemplated by Section 2.12(b)), attorneys, accountants, investment bankers, advisors, consultants, and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as he or it may deem necessary or desirable and incur other out-of-pocket expenses related to performing his or its services hereunder. Except for reimbursement of out-of-pocket expenses, the Shareholder Representatives shall receive no fees for their services under this Agreement. The Shareholder Representatives may act pursuant to the advice of counsel with respect to any matter relating to this Agreement or the Escrow Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(f) Buyer hereby agrees that the Shareholder Representatives shall not, in their capacities as such, have any liability to Buyer or any of its Affiliates whatsoever with respect to their actions, decisions or determinations. The Shareholder Representatives hereby agree that Buyer has no liability to any Person with respect to the actions, decisions or determinations of the Shareholder Representatives, in their capacity as such.

(g) All of the immunities and powers granted to the Shareholder Representatives under this Agreement with respect to this Agreement and the Escrow Agreement shall survive the Closing and/or any termination of this Agreement, except that such powers (but not immunities) shall terminate upon termination of this Agreement.

(h) In connection with his or its appointment as a Shareholder Representative hereunder, each of Kennedy and Newport hereby represents and warrants to Buyer (only with respect to themselves) that he or it has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which he or it will be a party, to perform his or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Newport of this Agreement and each of the Ancillary Agreements to which it will be a party, the performance by Newport of its obligations hereunder and thereunder and the consummation by Newport of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Newport.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding Disclosure Schedules, the Company makes the representations and warranties to Buyer as set forth below.

Section 3.01 Organization and Qualification of the Company and Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Subsidiaries has been duly formed or incorporated and is validly existing and in good standing (or the equivalent thereof to the extent such concept exists) under the laws of the jurisdiction in which it was formed or incorporated. Each Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of ten million two hundred thousand (10,200,000) shares of Company Common Stock, of which ninety-six thousand five hundred fifty (96,550) shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record by the Shareholders, as set forth in Schedule 3.02(a).

(b) All of the Shares were issued in compliance with applicable securities Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any character relating to the capital stock of the Company to which the Company is a party or is bound obligating the Company to issue or sell any shares of capital stock of, or any other equity or voting interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights with respect to the shares of capital stock of, or other equity or voting interest in, the Company. Except for the Existing Shareholder Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.03 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, provided, that the Requisite Shareholder Consent is required for the Company to consummate the Merger. The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company. Subject to receipt of the Requisite Shareholder Consent, no other corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery of this Agreement and any Ancillary Agreement to which it will be a party, or any other agreements contemplated hereby or to consummate the transactions contemplated hereby and thereby.

(b) This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company. Assuming this Agreement constitutes, and, upon their execution, each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and upon their execution, each of the Ancillary Agreements contemplated to which the Company will be a party will constitute, the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) The Board of Directors of the Company on July 18, 2014 (i) determined that this Agreement, the Ancillary Agreements to which the Company will be a party, and the Merger are fair to and in the best interests of the Company and the Shareholders; and (ii) resolved to recommend that the Shareholders approve and adopt this Agreement and the Merger. The affirmative votes or the written consent of the holders of a majority of the outstanding Shares are the only votes or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, the Ancillary Agreements to which the Company will be a party and the Merger (the “Requisite Shareholder Consent”). The approval, by vote or written consent, of Kennedy and Newport, will constitute the Requisite Shareholder Consent.

Section 3.04 Subsidiaries and Joint Ventures.

(a) The Subsidiaries are identified in Schedule 3.04 attached hereto and incorporated herein by this reference. Except as set forth in Schedule 3.04:

(i) each Subsidiary is, either directly or through one or more wholly-owned Subsidiary entities, wholly-owned by the Company;

(ii) no Subsidiary has any outstanding subscription, option, warrant, call, or exchange right, convertible security, or other Contract or other obligations in effect giving any Person (other than the Company or another Subsidiary of the Company) the right to acquire (whether by preemptive rights or otherwise) any equity security of any Subsidiary; and

(iii) all the outstanding equity securities of each Subsidiary have been duly authorized, are validly issued, fully paid and non-assessable (in each case, to the extent such concepts are applicable), and are owned of record and beneficially by the equityholders of each Subsidiary as set forth in Schedule 3.04, free and clear of all Encumbrances, other than (A) Permitted Encumbrances; and (B) Encumbrances created by acts of Buyer, Merger Sub or any of their Affiliates.

(b) With respect to the China Joint Venture, Wuxi Weifu has been informed of and consented in writing to the Merger. While a strict interpretation of the PRC statutes could result in the China Joint Venture being considered a state owned enterprise, to the Knowledge of the Company, as a practical matter and in practice, (i) the China Joint Venture is not characterized or treated as a state owned enterprise for purposes of PRC Law and (ii) the disposal of assets by the China Joint Venture is not subject to approval by any Governmental Authority in the PRC.

(c) Except for the Subsidiaries set forth in Schedule 3.04 and the China Joint Venture, the Company does not own, directly or indirectly, other equity or voting interests of any Person.

Section 3.05 No Conflicts; Consents.

(a) The execution, delivery, and performance by the Company of this Agreement and the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of (x) the articles of incorporation, by-laws, or other comparable organizational or governance documents of the Company, a Subsidiary or, to the Knowledge of the Company, the China Joint Venture, or (y) the Existing Shareholder Agreement; or (ii) except as set forth in Schedule 3.05(b) and subject to obtaining the HSR Approval, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company, a Subsidiary or, to the Knowledge of the Company, the China Joint Venture; (iii) except as set forth in Schedule 3.05(a), require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which the Company, a Subsidiary or, to the Knowledge of the Company, the China Joint Venture, is a party or by which the Company, a Subsidiary or, to the Knowledge of the Company, the China Joint Venture, is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company, a Subsidiary or, to the Knowledge of the Company, the China Joint Venture; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company, a Subsidiary or, to the Knowledge of the Company, the China Joint Venture; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of the Company and the Subsidiaries, taken as a whole.

(b) Except for the HSR Approval, the filing of the Certificate of Merger and as set forth in Schedule 3.05(b), no consent, approval, Permit, Governmental Order, declaration, filing or notice with or to any Governmental Authority is required by or with respect to the Company, a Subsidiary or, to the Knowledge of the Company, the China Joint Venture, in connection with the execution and delivery of this Agreement, the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby; provided, however, that no representation and warranty is made with respect to consents, approvals, Permits, Governmental Orders, declarations, filings or notices with or to any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of the Company, the Subsidiaries and, to the Knowledge of the Company, the China Joint Venture, taken as a whole, or materially impair the Company’s ability to consummate the transactions contemplated hereby.

(c) No state takeover or similar statute or regulation is applicable to this Agreement or the transactions contemplated hereby, including the Merger.

Section 3.06 Financial Statements. Complete copies of the Company’s audited financial statements, consisting of the consolidated balance sheets of the Company for the years ended December 31, 2013 and December 31, 2012, and the related consolidated statements of operations and comprehensive income, and consolidated statements of shareholders’ equity and cash flows for the years then ended, together with the notes and schedules thereto (the “Audited Financial Statements”), and the unaudited financial statements consisting of the consolidated balance sheet of the Company as of May 31, 2014, and the related consolidated statements of operations and comprehensive income, and consolidated statements of shareholders’ equity and cash flows for the five-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been made available to Buyer. The Financial Statements are attached hereto as Schedule 3.06. The balance sheets included in the Financial Statements fairly present, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the respective dates thereof, and the other related statements included in the Financial Statements fairly present, in all material respects, the results of the consolidated operations and cash flows for the periods indicated, in each case, in accordance with GAAP applied on a consistent basis, with only such deviations from such accounting principles and/or their consistent application as are referred to in the notes to the Financial Statements or subject, in the case of the Interim Financial Statements, to normal year-end adjustments which are not material individually or in the aggregate and the absence of related notes. The audited consolidated balance sheet of the Company for the year ended December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Company as of May 31, 2014, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Financial Statements are based on the books and records of the Company. The Company has established and maintains a system of internal controls sufficient to provide reasonable assurance in the context of the Financial Statements taken as a whole (a) regarding the reliability of the Company’s financial reporting in accordance with GAAP, (b) that receipts and expenditures are appropriately authorized, and (c) regarding prevention or timely detection of fraud.

Section 3.07 Undisclosed Liabilities. Except as set forth on Schedule 3.07, the Company and the Subsidiaries have no liabilities or obligations of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) that in each case, are required by GAAP to be reflected or reserved against in a balance sheet of the Company and the Subsidiaries, except those Liabilities which (a) are taken into account in the calculation of the Pre-Closing Statement, (b) are set forth in the Balance Sheet or the Interim Balance Sheet, (b) have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, (c) are contemplated or permitted by the Agreement or (d) which are not individually or in the aggregate material in amount to the Company and the Subsidiaries, taken as a whole.

Section 3.08 Absence of Certain Changes, Events and Conditions. Except as disclosed in the Financial Statements or in Schedule 3.08, (a) since the Interim Balance Sheet Date through the date of this Agreement, or as otherwise contemplated by this Agreement, the Company and the Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business and they have not engaged in the activities that, if taken after the date of this Agreement, would require Buyer’s consent pursuant to Section 5.01(b) (excluding clauses (viii), (ix), (x) and (xiv)) and (b) since April 30, 2014, there has been no Material Adverse Effect.

Section 3.09 Material Contracts.

(a) Schedule 3.09(a) lists each of the following Contracts to which the Company or any of the Subsidiaries is a party (such Contracts, together with the licenses of Intellectual Property set forth in Schedule 3.12(d) and Schedule 3.12(f), and the leases of Real Property set forth on Schedule 3.10(b) the “Material Contracts”):

(i) each Contract involving aggregate consideration in excess of $500,000 in the twelve (12) calendar months ended December 31, 2013, and which, in each case, cannot be cancelled by the Company or a Subsidiary without penalty or without more than ninety (90) days’ notice, except for purchase orders relating to purchase or supply agreements entered into in the ordinary course of business;

(ii) all Contracts that require the Company or a Subsidiary to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company or a Subsidiary of any Person or the assumption of any Tax, environmental, or other Liability of any Person, other than purchase or supply agreements, including purchase orders;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock, or material amount of assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), that were consummated after January 1, 2013 other than in the ordinary course of business;

(v) all broker, distributor, dealer, manufacturers’ representative, franchise, agency, sales promotion, market research, market consulting or advertising Contracts under which the Company or a Subsidiary has any obligation to make payments;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company or a Subsidiary is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vii) except for Contracts relating to trade receivables and Indebtedness to be repaid at Closing, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company or a Subsidiary;

(viii) all Contracts with any Governmental Authority;

(ix) all Contracts that limit or purport to limit the ability of the Company or a Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all Contracts that provide for any joint venture, partnership, or similar arrangement by the Company or a Subsidiary; and

(xi) all Contracts between or among the Company on the one hand and any Affiliate, any Related Party, any Shareholder or any Affiliate of any Shareholders (other than the Company) on the other hand.

(b) Each Material Contract is valid and binding on the Company or a Subsidiary, as applicable, in accordance with its terms, assuming that such Material Contract is valid and binding on the other parties thereto, and is in full force and effect. None of the Company or a Subsidiary or, to the Knowledge of the Company, any other party thereto, is in breach of or default under in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract by the Company or a Subsidiary, as applicable, or result in a termination thereof by the other party thereto or would cause or permit the acceleration or other changes of any right or obligation of the Company or a Subsidiary or the loss of any benefit of the Company or a Subsidiary thereunder, in each case except for such breaches, defaults, events and occurrences as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of the Company and the Subsidiaries, taken as a whole. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) The Company and/or the Subsidiaries have good and valid (and, in the case of Real Property owned by the Company or the Subsidiaries, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and all of its personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances. Schedule 3.10(a) lists all manufacturing equipment and any other material manufacturing asset owned by a Material Customer, which is in the possession of, and used by, the Company or a Subsidiary. The Company (or the applicable Subsidiary) has the right to possess and use the assets listed on Schedule 3.10(a) in the manner those assets are currently being possessed and used.

(b) Schedule 3.10(b) lists (i) the street address of each parcel of Real Property; (ii) whether such property is owned by the Company or leased or subleased by the Company (as lessee or sublessee); and (iii) the current use of such property. With respect to owned Real Property; (x) the Company has delivered or made available to Buyer true, complete, and correct copies of the deeds and other instruments (as recorded), which to the Knowledge of the Company are in the possession of the Company as of the date hereof, by which the Company or the Subsidiary acquired such Real Property, and (y) copies of all title insurance policies, opinions, abstracts, and surveys which to the Knowledge of the Company are in the possession of the Company as of the date hereof and relate to such Real Property. With respect to leased Real Property, the Company has delivered or made available to Buyer true, complete, and correct copies of any leases affecting the Real Property. Except as set forth on Schedule 3.10(b), neither the Company nor a Subsidiary is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, or occupancy of any leased Real Property. To the Knowledge of the Company, the use and operation of the Real Property by the Company or the Subsidiary does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or agreement (whether binding on the Company, the Real Property, or the owner of the same). To the Knowledge of the Company, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company or a Subsidiary. There are no Actions pending nor, to Knowledge of the Company, threatened against or affecting the owned Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property of the Company and the Subsidiaries are in reasonably good condition and repair, reasonable wear and tear excepted, and are adequate for their current uses.

Section 3.12 Intellectual Property.

(a) “Intellectual Property” means all of the following rights, interests, and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including any of the following that is owned by the Company or a Subsidiary (“Company Intellectual Property”) and that in which any of them holds exclusive or non-exclusive rights or interests granted by license from other Persons, including any of the Shareholders (“Licensed Intellectual Property”):

(i) trademarks, service marks, common law trademarks and service marks, trade names, brand names, logos, trade dress, and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions, and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;

(ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;

(iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv) confidential information, formulas, designs, devices, know-how, research, and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications, and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(b) Schedule 3.12(b) lists all Company Intellectual Property that is subject to any issuance, registration, application, or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents, and pending applications for any of the foregoing. To the Knowledge of the Company, all required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(c) Except as set forth in Schedule 3.12(c), the Company or a Subsidiary owns, exclusively or jointly with other Persons, all right, title, and interest in and to the Company Intellectual Property, free and clear of Encumbrances, other than Permitted Encumbrances. To the Knowledge of the Company, the Company and the Subsidiaries are in full compliance with all legal requirements applicable to the Company Intellectual Property and the ownership and use thereof by the Company and the Subsidiaries. The Company has paid in full all statutory or contractual compensation owing to any employee indicated as an author or inventor in connection with any Intellectual Property Registrations, and will not owe any such compensation to any employee after Closing.

(d) Schedule 3.12(d) lists all material licenses, sublicenses and other agreements (other than off-the-shelf software licenses) whereby the Company or a Subsidiary is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is primarily used in the current business or operations by the Company and the Subsidiaries.

(e) To the Knowledge of the Company, the Company Intellectual Property as currently owned, licensed, or used by the Company and the Subsidiaries, and the Company’s and the Subsidiaries’ conduct of their business as currently conducted do not infringe, violate or misappropriate the Intellectual Property of any Person. None of the Company or any Subsidiary has received any communication, and, to the Knowledge of the Company, no Action has been instituted, settled, or threatened in writing that alleges any such infringement, violation, or misappropriation

(f) Schedule 3.12(f) lists all licenses, sublicenses and other agreements pursuant to which the Company or any of the Subsidiaries grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property. To the Knowledge of the Company, since January 1, 2013, no Person has infringed, violated, or misappropriated, and no Person is infringing, violating, or misappropriating, any Company Intellectual Property, in each case, in any material respect.

Section 3.13 Inventory. All inventory (as such term is used in the Financial Statements) acquired or manufactured by the Company or a Subsidiary, whether or not reflected in the Balance Sheet, is merchantable or salable in ordinary course of business consistent with past practice, subject to re-working or repair in the ordinary course of business consistent with past practice and customary reserves, except for obsolete, damaged, defective, or slow-moving items.

Section 3.14 [Reserved].

Section 3.15 Customers and Suppliers.

(a) Schedule 3.15(a) sets forth (i) each customer who has paid aggregate consideration to the Company or a Subsidiary for goods or services rendered in an amount greater than or equal to $500,000 for the twelve (12) months ended December 31, 2013 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such period. Except as set forth in Schedule 3.15(a), as of the date hereof, none of the Company or any Subsidiary has received any notice that any of its Material Customers has ceased or intends to cease to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company or a Subsidiary.

(b) Schedule 3.15(b) sets forth (i) each supplier to whom the Company or a Subsidiary has paid consideration for goods or services rendered in an amount greater than or equal to $500,000 for the twelve (12) months ended December 31, 2013 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period. Except as set forth in Schedule 3.15(b), as of the date hereof, none of the Company or any Subsidiary has received any notice that any of its Material Suppliers has ceased or intends to cease to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16 Insurance.

(a) Schedule 3.16(a) sets forth a true and complete list of all current material policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’, and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and the Subsidiaries and relating to the assets, business, operations, employees, officers and directors of the Company and the Subsidiaries (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. As of the date hereof, the Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable before Closing, will be paid before Closing in accordance with the payment terms of each Insurance Policy.

(b) Except as set forth in Schedule 3.16(b), there are no material claims related to the business of the Company or the Subsidiaries pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance or in respect of which there is an outstanding reservation of rights.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Schedule 3.17(a), as of the date hereof, there are no Actions pending or, to the Knowledge of the Company, threatened (a) against or by the Company, any Subsidiary or, to the Knowledge of the Company, the China Joint Venture, affecting any of its properties or assets that, individually or in the aggregate, would reasonably be expected to be material to the operation of the Company and the Subsidiaries, taken as a whole; or (b) against or by the Company or any Affiliate thereof that challenges or seeks to prevent enjoin, or otherwise materially delay the transactions contemplated by this Agreement.

(b) Except as set forth in Schedule 3.17(b), as of the date hereof, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company, any Subsidiary or, to the Knowledge of the Company, the China Joint Venture, or any of their properties or assets. Each of the Company, the Subsidiaries and, to the Knowledge of the Company, the China Joint Venture, is in compliance with the terms of each Governmental Order set forth in Schedule 3.17(b). No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18 Compliance with Laws; Permits.

(a) The business of the Company, the Subsidiaries, and to the Knowledge of the Company, the China Joint Venture, taken as a whole, is not being conducted in violation of any Laws applicable to them or their business, properties, or assets, except for such violations which, would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of the Company and the Subsidiaries, taken as a whole.

(b) All Permits (other than Environmental Permits and the Marnaz Permit) required for the Company and the Subsidiaries to conduct their business have been obtained and are valid and in full force and effect, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of the Company, the Subsidiaries, and, to the Knowledge of the Company, the China Joint Venture, taken as a whole. All fees and charges with respect to such Permits as of the date hereof have been paid in full. To the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit.

(c) The Company and the Subsidiaries have undertaken all measures deemed by the Company to be reasonably necessary or appropriate to facilitate and accelerate the application process to obtain in a timely manner the Marnaz Permit. To the Knowledge of the Company, no conflict, event, or circumstance would prevent or impede obtaining the Marnaz Permit in accordance with applicable Law. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or a Subsidiary for a violation of the French Installations Classées pour la Protection de l’Environnement regulations.

Section 3.19 Environmental Matters. Except as identified in Schedule 3.19:

(a) The Company and the Subsidiaries are in compliance with all Environmental Laws and have not received from any Person any Environmental Notice or Environmental Claim, which either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company and the Subsidiaries have obtained and are in compliance with all Environmental Permits necessary for the ownership, lease, operation or use of their business or assets and all such Environmental Permits are in full force and effect and all renewal applications necessary for the Environmental Permits to remain in full force and effect have been submitted.

(c) No real property currently or formerly owned, operated or leased by the Company and/or the Subsidiaries is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state, national, or foreign list.

(d) There has been no Release of Hazardous Materials in respect to the business or assets of the Company or a Subsidiarity or any real property currently or formerly owned, operated, or leased by the Company or a Subsidiary, and none of the Company or the Subsidiaries has received an Environmental Notice or Environmental Claim that any real property currently or formerly owned, operated, or leased in connection with the business of the Company and the Subsidiaries (including soils, groundwater, surface water, buildings, and other structure located on any such real property), or any location to which the Company or the Subsidiaries arranged for the disposal of Hazardous Materials, wastes or residuals has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, a Material Adverse Effect on, or a violation of Environmental Law or term of any Environmental Permit by the Company or a Subsidiary.

(e) The Company and the Subsidiaries have not retained or assumed by contract any liabilities or obligations of third parties under Environmental Law.

(f) The Company has provided or otherwise made available to Buyer any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company and the Subsidiaries or any currently or formerly owned, operated, or leased real property which are in the possession or control of the Company and/or the Subsidiaries related to compliance with Environmental Laws, Environmental Claims, or an Environmental Notice or the Release of Hazardous Materials.

Section 3.20 Employee Benefit Matters.

(a) Schedule 3.20(a) contains a true and complete list of each material Benefit Plan, including without limitation, all of the Company’s (or its applicable Subsidiary’s) severance policies or practices and individual employment, severance, or separation agreements, or such other arrangements, currently in effect that provide for severance benefits.

(b) With respect to each Benefit Plan, the Company has made available to Buyer accurate, current, and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies, and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks, and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two (2) most recently completed plan years; and (viii) copies of material notices, letters, or other correspondence from the Internal Revenue Service, Department of Labor, or Pension Benefit Guaranty Corporation relating to the Benefit Plan that are dated within the six (6) years immediately preceding the date hereof.

(c) Except as set forth in Schedule 3.20(c), each Benefit Plan has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor, to the Knowledge of the Company, has such revocation or unavailability been threatened. To the Knowledge of the Company, nothing has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Buyer, or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 or 4980H of the Code. Except as set forth in Schedule 3.20(c), all benefits, contributions, and premiums due under any Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) With respect to each Benefit Plan (i) no such plan is a multiemployer plan within the meaning of Section 3(37) of ERISA; (ii) except as set forth in Schedule 3.20(d), no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(e) None of the Company or any Subsidiary has made any representations to any employee, officer, director, independent contractor, or consultant, whether or not legally binding, to adopt, amend, or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f) Except as set forth in Schedule 3.20(f), there is no pending or, to Knowledge of the Company, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and to the Knowledge of the Company, no Benefit Plan has within the three (3) years before the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(g) Except as set forth in Schedule 3.20(g), neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company or any of the Subsidiaries to severance pay, or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company or any of the Subsidiaries to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(h) Except as set forth in Schedule 3.20(h) and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(i) Each Benefit Plan that is subject to Section 409A of the Code has been operated in all material respects in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

Section 3.21 Employment Matters.

(a) Except as set forth in Schedule 3.21(a), as of the date hereof, all compensation, including wages, commissions, and bonuses, payable to employees, independent contractors, or consultants of the Company and the Subsidiaries for services performed on or before the date hereof has been paid in full (or accrued in full on the Financial Statements or the Pre-Closing Statement).

(b) Except as set forth in Schedule 3.21(b), none of the Company or any of the Subsidiaries is, nor has it been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or, to the Knowledge of the Company, purporting to represent any employee of the Company or a Subsidiary, and, to the Knowledge of the Company, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Schedule 3.21(b), in the past five (5) years, there has not been, nor to the Knowledge of the Company has there been, any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of the Subsidiaries or any of their respective employees

(c) The Company and each of the Subsidiaries is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including but not limited to all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, affirmative action, plant closing and mass layoff and unemployment insurance. All individuals characterized and treated by the Company or any of the Subsidiaries as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. There are no Actions against the Company or any of the Subsidiaries pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any court, administrative body, Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of the Company or any of the Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d) The Company and each of the Subsidiaries has complied at all times with the WARN Act and it has no plans to undertake any action in the future that would trigger the WARN Act.

Section 3.22 Taxes.

(a) All material Tax Returns required to be filed on or before the Closing Date by the Company or any of the Subsidiaries have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all material respects. All Taxes due and owing by the Company or any of the Subsidiaries (whether or not shown on any Tax Return) have been, or will be, timely paid prior to Closing or will be reflected in the Closing Working Capital Amount.

(b) The Company and the Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder, or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) To the Knowledge of the Company, no written claim has been made by any taxing authority in any jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any of the Subsidiaries.

(e) The amount of the Company’s or any of the Subsidiary’s Liability for unpaid Taxes for all periods ending on or before December 31, 2013 does not, in the aggregate, exceed the amount of accruals made in accordance with GAAP for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s or any Subsidiary’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals made in accordance with GAAP for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company.

(f) All deficiencies asserted, or assessments made, against the Company or any of the Subsidiaries as a result of any examinations by any taxing authority have been fully paid.

(g) Except as set forth in Schedule 3.22(g), none of the Company or any of the Subsidiaries is a party to any Action by any taxing authority. To the knowledge of the Company, there are no Actions threatened in writing by any taxing authority.

(h) The Company and the Subsidiaries have delivered or made available to Buyer copies of all filed federal, state, local and foreign income, franchise and similar Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by, the Company or any of the Subsidiaries for all Tax periods ending after March 31, 2009.

(i) Except as set forth in Schedule 3.22(i), there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of the Subsidiaries.

(j) Except as set forth in Schedule 3.22(j), none of the Company or any of the Subsidiaries is a party to, or bound by, any Tax indemnity, Tax-sharing, or Tax allocation agreement other than any Contract entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes.

(k) None of the Company or any of the Subsidiaries is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(l) No private letter rulings, technical advice memoranda, or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to the Company or any of the Subsidiaries.

(m) Except for an affiliated, combined, consolidated, or unitary Tax group headed by the Company, none of the Company or any of the Subsidiaries has been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. None of the Company or any of the Subsidiaries has any Liability for Taxes of any Person (other than the Company or any such Subsidiary) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n) None of the Company or any of the Subsidiaries has agreed to make, nor is required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Except to the extent taken in the ordinary course of business, the Company has not taken any action that would defer a Liability for Taxes of the Company from any Pre-Closing Period to any Post-Closing Period.

(o) The Company is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p) None of the Company or any of the Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(q) Except as set forth in Schedule 3.22(q), none of the Company or any of the Subsidiaries is or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r) Except as set forth in Schedule 3.22(r), none of the Company or any of the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made on or prior to the Closing Date; (ii) prepaid amount received on or prior to the Closing Date; or (iii) election under Code §108(i).

Section 3.23 Brokers. Other than Donnelly Penman & Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of the Shareholders.

Section 3.24 Anti-Bribery.

(a) None of the Company or any Subsidiary or any of their officers or directors, or to the Knowledge of the Company, the China Joint Venture, or any employee, agent, distributor or other Person acting on behalf of the Company or any Subsidiary has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Law.

(b) There are no pending or threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or any Subsidiary, or to the Knowledge of the Company, the China Joint Venture, with respect to any Anti-Corruption or Anti-Bribery Law.

(c) To the Knowledge of the Company, there are no actions, conditions, or circumstances pertaining to the activities of the Company, any Subsidiary or the China Joint Venture that would reasonably be expected to give rise to any claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption or Anti-Bribery Law.

(d) The Company and the Subsidiaries have established and maintain reasonable internal controls and procedures appropriate to the requirements of any applicable Anti-Corruption or Anti-Bribery Law.

Section 3.25 Export Controls; Economic Sanctions.

(a) Each one of the Company and the Subsidiaries, is and has been in compliance in all material respects with all Laws governing the export of products, technology, technical data and services (“Export Control Laws”), including, without limitation, (i) the Export Administration Regulations (including the anti-boycott regulations contained therein) and Foreign Trade Regulations administered by the United States Department of Commerce; (ii) the International Traffic in Arms Regulations administered by the United States Department of State; (iii) those administered by the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury; (iv) those administered by the Bureau of Customs and Border Protection of the United States Department of Homeland Security; and (v) export control laws and regulations imposed by any country in which the Company or any Subsidiary operates.

(b) No director or officer of the Company or any Subsidiary, or to the Knowledge of the Company, any employee of the Company, any Subsidiary or the China Joint Venture, is a Sanctioned Person. None of the Company or any Subsidiary, or to the Knowledge of the Company, the China Joint Venture, is or has been involved in business arrangements or otherwise engaged in transactions with or involving countries subject to economic or trade sanctions imposed by the United States Government or with or involving a Sanctioned Person.

(c) The Company or the applicable Subsidiary has obtained all export permits, licenses, and authorizations required for export of goods and/or technology from relevant jurisdictions.

(d) None of the Company and the Subsidiaries has been at any time denied export privileges or debarred or suspended from participating directly or indirectly in the export of defense articles, including technical data, or in the furnishing of defense services, for which a license or approval for export would be required under applicable Law and, to the Knowledge of the Company, no circumstances exist that are reasonably likely to result in the denial of any such export privileges.

(e) None of the Company and the Subsidiaries has made any voluntary disclosure to any Government Authority related to violations (potential or actual) of any Export Control Law or Anti-Corruption or Anti-Bribery Law, and, to the Knowledge of the Company, there is no circumstance or event that requires, or with the passing of time may require, such a voluntary disclosure to be made.

(f) None of the Company and the Subsidiaries is, nor has it been, the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority related to violations of Export Control Laws; and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry, or proceedings.

Section 3.26 Import Matters. With respect to the business of the Company and all Subsidiaries:

(a) Each one of the Company and the Subsidiaries, is and has been in compliance in all material respects with all applicable Laws governing the importation of products, technology, technical data and services (“Import Laws”).

(b) The Company or the applicable Subsidiary has obtained all import permits, licenses, and authorizations required for import of goods and/or technology, and has paid (or accrued for) all import duties, fees and charges of any kind.

(c) All import documentation submitted by the Company or any Subsidiary to any Governmental Authority has been accurate in all material respects, including but not limited to classification of goods under the Harmonized Tariff System, valuation declarations, identification of antidumping/countervailing duties and compliance with any quota requirements.

(d) None of the Company and the Subsidiaries has made any voluntary disclosure to any Governmental Authority related to violations (potential or actual) of any Import Law, and, to the Knowledge of the Company, there is no circumstance or event that requires, or with the passing of time may require, such a voluntary disclosure to be made.

(e) None of the Company and the Subsidiaries is, nor has it been, the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority related to violations of Import Laws and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

Section 3.27 Related Party and Affiliate Transactions.

(a) Except as set forth in Schedule 3.27(a) and except for employment relationships and compensation, benefits, travel advances and employee loans in the ordinary course of business, (i) there are no outstanding notes payable to, accounts receivable from or advances by the Company or a Subsidiary to, and none of the Company or any Subsidiary is a debtor or creditor of, any Affiliate, or, to the Knowledge of the Company, any Related Party, of the Company or any Subsidiary (other than the Company and the Subsidiaries) and (ii) since December 31, 2013, none of the Company or any Subsidiary has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Affiliate or, to the Knowledge of the Company, any Related Party, of the Company or any Subsidiary (other than the Company and the Subsidiaries), other than the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Except as set forth in Schedule 3.27(b), no Affiliate (other than the Company and the Subsidiaries), nor, to the Knowledge of the Company, any Related Party (i) provides any services to or pays any costs or expenses on behalf of the Company or the Subsidiaries; or (ii) has any claim or right against the Company or the Subsidiaries.

Section 3.28 Exclusivity of Representations. The representations and warranties made by the Company in this Article III (including as modified by the Disclosure Schedules) are the exclusive representations and warranties made by the Company. The Company hereby disclaims any other express or implied representations or warranties, whether written or oral, including as to the condition, value or quality of the Company’s or any Subsidiary’s business or its or their assets. The Company is not, directly or indirectly, making any representations or warranties regarding pro-forma financial information, financial projections or other forward-looking statements of the Company or any Subsidiary.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as set forth in the corresponding Disclosure Schedules, Buyer makes the representations and warranties to the Company as set forth below.

Section 4.01 Organization and Authorization.

(a) Buyer and Merger Sub are each a corporation duly organized, validly existing and in good standing under the Laws of the State of their incorporation and have all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer and Merger Sub of this Agreement and each of the Ancillary Agreement to which it will be a party, the performance by Buyer and Merger Sub of its obligations hereunder and thereunder and the consummation by Buyer and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Buyer and Merger Sub.

(b) This Agreement has been, and upon their execution each of the Ancillary Agreements to which Buyer and/or Merger Sub will be a party will have been, duly executed and delivered by each of Buyer and Merger Sub. Assuming that this Agreement constitutes, and, upon their execution, each of the Ancillary Agreements to which Buyer and/or Merger Sub will be a party will constitute, the legal, valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and upon their execution, each of the Ancillary Agreements to which Buyer and/or Merger Sub will be a party will constitute, the legal, valid, and binding obligations of Buyer and/or Merger Sub, enforceable against Buyer and/or Merger Sub in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.02 Capitalization. As of July 14, 2014, the authorized capital stock of Buyer consists of (a) forty-five million (45,000,000) shares of Buyer Common Stock, of which 17,785,621 shares are issued and outstanding, and (b) five million (5,000,000) shares of preferred stock, of which no shares are issued and outstanding. Except as set forth in Schedule 4.02, Buyer is not a party to or bound by any option, call warrant, conversion privilege or other agreement obligating Buyer at present, at any future time, or upon occurrence of any event to issue or sell any shares of Buyer Common Stock or other capital stock of Buyer. Since July 14, 2014, Buyer has not issued any shares of Buyer Common Stock or shares of preferred stock, other than shares issued as a result of the exercise of options set forth on Schedule 4.02.

Section 4.03 Buyer Common Stock. (a) The shares of Buyer Common Stock to be issued pursuant to this Agreement are not, and, at the time of the issuance of such shares, will not be, subject to any preemptive rights, rights of first refusal, subscription or similar rights that have not been properly waived; and (b) the issuance of shares of Buyer Common Stock has been, and will be, duly authorized by all necessary corporate action on the part of Buyer and when issued pursuant to the terms of this Agreement will be validly issued, fully paid, and non-assessable and free from any Encumbrance (including, claims or rights under any voting trust agreements, shareholder agreements or other agreements).

Section 4.04 Issuance of Shares; Listing and Maintenance Requirements. Subject to the truth and correctness of the representations and warranties contained in the Investor Representation Letter, at the time of each issuance of the Kennedy Shares under this Agreement, such issuance will be exempt from the registration requirements of the Securities Act, will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws and pursuant to Section 12(b) of the Exchange Act and will have been issued in compliance with all applicable rules and regulations of NASDAQ (or such other securities exchange or quoting service that makes the primary market in shares of Buyer Common Stock if it is not then listed on NASDAQ). Buyer has not, in the twelve (12) months preceding the date hereof, received notice from NASDAQ to the effect that Buyer is not in compliance with the listing or maintenance requirements of such trading market. The consummation of the transactions contemplated by this Agreement do not violate the rules and regulations of NASDAQ. Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of Buyer Common Stock under the Exchange Act.

Section 4.05 No Conflicts; Consents.

(a) The execution, delivery, and performance by Buyer and Merger Sub of this Agreement and the Ancillary Agreements to which Buyer and/or Merger Sub will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer and Merger Sub; (ii) subject to HSR Approval, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or Merger Sub; or (c) except as set forth on Schedule 4.05 require the consent, notice or other action by any Person under any Contract to which Buyer or Merger Sub is a party; provided, however, that no representation or warranty is made in the foregoing clauses (ii), (iii) or (iv) with respect to matters that would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of Buyer.

(b) Except for the HSR Approval, no consent, approval, Permit, Governmental Order, declaration, or filing or notice with or to any Governmental Authority is required by or with respect to Buyer or Merger Sub in connection with the execution and delivery of this Agreement, the Ancillary Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby; provided, however, that no representation and warranty is made with respect to consents, approvals, Permits, Governmental Orders, declarations, filings or notices with or to any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair or delay Buyer’s or Merger Sub’s ability to consummate the transactions contemplated hereby.

Section 4.06 Reports and Financial Statements.

(a) Buyer has filed with the SEC true and complete copies of all reports, schedules, forms, statements and any definitive proxy or information statements required to be filed by Buyer pursuant to the Exchange Act since January 1, 2013 (the “SEC Filings”), each of which has complied in all material respects with the Exchange Act and the rules and regulations promulgated thereunder, as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent SEC Filing filed or furnished to the SEC by Buyer and in either case, publicly available as of the date hereof or as set forth on Schedule 4.06(a). None of the SEC Filings (including, any financial statements or schedules included or incorporated by reference therein) contained when filed, and any SEC Filings filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent SEC Filing.

(b) Except to the extent updated, amended, restated or corrected by a subsequent SEC Filing filed on or prior to the date hereof, all of Buyer’s financial statements included in the SEC Filings, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Buyer Financial Statements”), have been prepared in accordance with GAAP applied on a consistent basis through the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, year-end audit adjustments which would not reasonably be expected to be material, individually or in the aggregate). The consolidated balance sheets (including the related notes) included in such Buyer Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent SEC Filing) fairly present, in all material respects, the consolidated financial position of Buyer and its consolidated subsidiaries at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such Buyer Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent SEC Filing) fairly present, in all material respects, the consolidated statements of operations, stockholders’ equity and cash flows of Buyer and its consolidated subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, year-end audit adjustments which could not reasonably be expected to be material, individually or in the aggregate.

(c) Buyer has designed and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d) The management of Buyer has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Buyer, including its consolidated subsidiaries, is made known to the Chief Executive Officer and Chief Financial Officer of Buyer by others within those entities, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to Buyer’s outside auditors and the audit committee of the board of directors of Buyer (A) all significant deficiencies and material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting. Neither Buyer nor any of its consolidated subsidiaries has any liabilities or obligations of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to Buyer and its consolidated subsidiaries, taken as a whole, other than (i) liabilities or obligations disclosed or provided for in the consolidated balance sheet of Buyer and its consolidated subsidiaries as of December 31, 2013, including the notes thereto, contained in the SEC Filings, (ii) liabilities or obligations incurred on behalf of Merger Sub in connection with this Agreement, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2013, and (iv) other liabilities or obligations that are not otherwise covered by insurance that were not, and could not reasonably be expected to be, material and adverse to the financial condition, businesses, results of operations, properties or assets of Buyer and its consolidated subsidiaries, taken as a whole.

Section 4.07 Brokers. Except for KeyBanc Capital Markets Inc., no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.08 Debt Financing.

(a) Buyer has delivered to the Company a true and correct copy of an executed debt commitment letter addressed to Buyer from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and KeyBank National Association (the “Debt Commitment Letter”, and the financing contemplated thereby, the “Debt Financing”), dated on or before the date hereof, pursuant to which the lenders named therein have committed, on the terms and subject to the conditions set forth therein, to lend Buyer the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement. Buyer’s cash on hand, together with the amount of funding to be provided in the Debt Financing, is sufficient to pay all amounts required to be paid by Buyer hereunder and all related fees and expenses. As of the date hereof, the Debt Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect, and no such amendment or modification is pending or contemplated. The Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). There are no other agreements, side letters, undertakings or arrangements relating to the Debt Commitment Letter that would adversely affect (x) the ability of Buyer to satisfy any of the conditions to the Debt Financing within its control, or (y) to the knowledge of Buyer, the availability of the Debt Financing. To Buyer’s knowledge, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Debt Commitment Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter, and the Debt Commitment Letter does not provide that the parties thereto may impose additional conditions or other contingences to such funding. Buyer has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid by it on or prior to the date of this Agreement. As of the date hereof, Buyer is not aware of any fact or occurrence that, with or without notice, lapse of time or both, would reasonably be expected to (i) make any of the assumptions or any of the statements set forth in the Debt Commitment Letter inaccurate in any material respect; (ii) result in any of the terms or conditions in the Debt Commitment Letter not being satisfied; (iii) cause the Debt Commitment Letter to be ineffective; or (iv) otherwise result in the Debt Financing not being available on a timely basis in order to consummate the transactions contemplated by this Agreement.

(b) Buyer confirms that it is not a condition to Closing or any of its other obligations under this Agreement that Buyer obtain financing for or in connection with the transactions contemplated by this Agreement.

Section 4.09 Legal Proceedings. Except as set forth in Schedule 4.09, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.10 Merger Sub. Merger Sub was formed by Buyer solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities. Merger Sub is not a party to any Contract, except for this Agreement, a subscription agreement pursuant to which all of its authorized capital stock was issued to Buyer, and contracts with respect to the appointment of registered agents and similar matters.

Section 4.11 Solvency. After giving effect to the transactions contemplated by this Agreement, Buyer, the Surviving Corporation and their respective subsidiaries shall, collectively, be able to pay their debts as such debts become due, will have capital sufficient to carry out their business as now contemplated, and will own property having a value both at fair market valuation and at fair saleable value in the ordinary course of business greater than the amount required to pay their indebtedness and other obligations as the same mature and become due.

Section 4.12 Buyer’s Reliance. Buyer acknowledges that neither the Shareholders, the Company nor any other Person has made any representation or warranty, expressed or implied, written or oral, as to the accuracy or completeness of any information that the Company and the Subsidiaries furnished or made available to Buyer and its Representatives, except as expressly set forth in Article III, and neither the Shareholders, the Company nor any other Person (including any officer, director, member or partner thereof or any of their respective Affiliates) shall have or be subject to any liability to Buyer, or any other Person, resulting from Buyer’s use of any information, documents or material made available to Buyer in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. Buyer acknowledges that, should the Closing occur, Buyer shall acquire the Company and the Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a

“where is” basis, except as otherwise expressly represented or warranted in Article III; provided, however, that nothing in this Section 4.12 is intended to limit or modify the representations and warranties contained in Article III. Buyer acknowledges that, except for the representations and warranties contained in Article III, neither the Company, the Shareholders nor any other Person has made, and Buyer has not relied on any other express or implied representation or warranty, whether written or oral, by or on behalf of the Company, the Shareholders or any other Person. Buyer acknowledges that neither the Company, the Shareholders nor any other Person, directly or indirectly, has made, and Buyer has not relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company or any Subsidiary, and Buyer will make no claim with respect thereto.

Section 4.13 Exclusivity of Representations. The representations and warranties made by Buyer and Merger Sub in this Article IV (including as modified by the Disclosure Schedules) are the exclusive representations and warranties made by Buyer and Merger Sub. Each of Buyer and Merger Sub hereby disclaims any other express or implied representations or warranties, whether written or oral, including as to the condition, value or quality of Buyer’s or Merger Sub’s business or their respective assets. Buyer and Merger Sub are not, directly or indirectly, making any representations or warranties regarding pro-forma financial information, financial projections or other forward-looking statements of Buyer or Merger Sub.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business by the Company Before the Closing. From the date hereof until the earlier of the date of termination of this Agreement or the Closing Date, except as otherwise (i) provided or contemplated in this Agreement, (ii) set forth on Schedule 5.01(a)(1), or (iii) consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed; provided, that Buyer shall respond as soon as reasonably practicable but in no event later than five (5) Business Days following receipt of the Company’s request for such response and such response shall be deemed given if Buyer fails to respond within such period), the Company shall, and shall cause the Subsidiaries to, conduct their respective businesses in the ordinary course, consistent with past practice or the capital expenditure budget adopted for the fiscal year ending December 31, 2014 by unanimous written consent of the Board of Directors of the Company, dated as of March 5, 2014 (the “Capex Budget”) which is attached hereto as Schedule 5.01(a)(2).

(a) Without limiting the foregoing, from the date hereof until the earlier of the termination of this Agreement or the Closing Date, the Company shall, and shall cause the Subsidiaries to:

(i) preserve and maintain all of its material Permits;

(ii) pay its debts, Taxes, and other obligations when due, except to the extent such obligations are being contested in good faith;

(iii) maintain the properties and assets owned, operated, or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv) continue in full force and effect without modification all material Insurance Policies, except as required by applicable Law;

(v) defend and protect its properties and assets from infringement or usurpation;

(vi) perform all of its material obligations under all Material Contracts;

(vii) maintain its books and records in accordance with past practice; and

(viii) comply in all material respects with all applicable Laws.

(b) From the date of this Agreement until the earlier of the date of termination of this Agreement or the Closing Date, except as otherwise (i) provided or contemplated in this Agreement; (ii) set forth on Schedule 5.01(b); (iii) provided for in the Capex Budget; or (iv) consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed; provided, that Buyer shall respond as soon as reasonably practicable but in no event later than five (5) Business Days following receipt of the Company’s request for such response and such response shall be deemed given if Buyer fails to respond within such period), the Company shall not, and shall cause the Subsidiaries not to, do any of the following:

(i) amend or otherwise change the articles of incorporation or bylaws or equivalent organizational documents of the Company or any of the Subsidiaries in any manner that would adversely affect the consummation of the Merger;

(ii) issue, sell, pledge, dispose of, or otherwise subject to any Encumbrance (other than any Permitted Encumbrance) (A) any shares of capital stock of the Company or any of the Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of the Subsidiaries, or (B) any properties or assets of the Company or any of the Subsidiaries, other than property or assets with an individual value of less than $100,000;

(iii) declare, set aside, make, or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, or make any other payment on or with respect to any of its capital stock, except for (A) dividends by direct or indirect wholly-owned Subsidiaries of the Company to the Company and (B) any cash dividend or other cash distribution to the Shareholders prior to the Closing Date;

(iv) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(v) acquire any corporation, partnership, limited liability company, or other business organization or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(vi) except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Subsidiaries;

(vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances (other than (w) ordinary course borrowings under any Indebtedness, (x) performance bonds, surety bonds, letters of credit or similar instruments entered into in the ordinary course of business consistent with past practice, (y) intercompany indebtedness between the Company and any of the Subsidiaries or between any of the Subsidiaries, and (z) advances for travel and other normal business expenses to officers and employees of the Company or any Subsidiary in the ordinary course of business consistent with past practices);

(viii) permit the Assumed Indebtedness to exceed THIRTY-FIVE MILLION DOLLARS ($35,000,000);

(ix) enter into any Contract that would be a Material Contract;

(x) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $250,000 or capital expenditures that are, in the aggregate, in excess of $500,000, for the Company and the Subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice and the Capex Budget, or enter into any lease or sublease of real or personal property or any renewals thereof;

(xi) increase in any manner the rate or terms of compensation payable or to become payable or the benefits (including equity or equity-based grants) provided to, grant any severance or termination pay to, establish, adopt, enter into, or amend any indemnification arrangement with, or pay any bonus to its directors, officers or employees, or establish, adopt, enter into or amend any Benefit Plan, other than as may be required by any Governmental Authority, as required by the terms of any Benefit Plan, to comply with any applicable Laws, or in the ordinary course of business consistent with past practice;

(xii) change any material tax or accounting policy or practice, other than those required by GAAP (or otherwise required by applicable accounting standard) or applicable Law;

(xiii) permit the lapse of any right relating to any material Company Intellectual Property; or

(xiv) enter into any formal agreement committing to do any of the foregoing.

Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement will give Buyer, directly or indirectly, rights to control or direct the business or operations of the Company and the Subsidiaries prior to the Closing. Prior to the Closing, the Company and the Subsidiaries will exercise, consistent with the terms and conditions of this Agreement, control of their businesses and operations.

Section 5.02 Conduct of Business by Buyer Before the Closing. From the date hereof until the earlier of the termination of this Agreement or the Closing Date, except as otherwise (i) provided or contemplated in this Agreement, (ii) set forth on Schedule 5.02, or (iii) consented to in writing by the Company (which consent shall not be unreasonably withheld or delayed; provided, that the Company shall respond as soon as reasonably practicable but in no event later than five (5) Business Days following receipt of Buyer’s request for such response and such response shall be deemed given if the Company fails to respond within such period), Buyer will not, and will not cause or permit Merger Sub to:

(i) amend or otherwise change the articles of incorporation or bylaws or equivalent organizational documents of Buyer in any manner that would reasonably be expected to (x) materially impair, delay or prevent the consummation of the Merger, (y) otherwise have a material adverse effect on Buyer or (z) materially and adversely affect the benefits of the transactions contemplated hereby to the Company or the Shareholders;

(ii) authorize or adopt a plan of liquidation, dissolution or recapitalization, or resolutions providing for a complete or partial liquidation, dissolution or recapitalization of Buyer Common Stock;

(iii) take any action that would fundamentally change or alter the nature of the businesses of Buyer and its subsidiaries on a consolidated basis; or

(iv) enter into any formal agreement committing to do any of the foregoing.

Section 5.03 Access to Information; Confidentiality.

(a) From the date hereof until the earlier of the termination of this Agreement or the Closing Date, the Company shall, (i) afford Buyer and its Representatives reasonable access during normal business hours to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company and the Subsidiaries; (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company and the Subsidiaries, as Buyer or any of its Representatives may from time to time reasonably request; and (iii) instruct the Representatives of the Company to cooperate with Buyer in its investigation of the Company and the Subsidiaries; provided, however, that (x) any investigation pursuant to this Section 5.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company; (y) such access shall not, based on advice of counsel to the Company, result in the waiver of any attorney-client privilege (provided, that in such event the parties shall use their commercially reasonable efforts to cooperate to permit disclosure in a manner consistent with the preservation of such attorney-client privilege); and (z) neither Buyer nor Merger Sub nor any of their Affiliates shall, directly or indirectly, conduct or cause any invasive sampling or testing with respect to Real Property without the prior written consent of the Company in its sole discretion. Notwithstanding anything to the contrary in this Agreement, none of the Company or any Subsidiary shall be required to disclose any information to Buyer, Merger Sub or their respective Representatives, if doing so would violate any Contract or Law to which the Company or any Subsidiary is subject. The Company shall not be required to disclose to Buyer or its Representatives any information related to the sale process of the Company and the Subsidiaries, internal discussions regarding such process, and any materials generated in connection with such process, including valuations and materials related to the negotiation of this Agreement. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

(b) It is agreed that, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Closing Date, neither Buyer nor any of its Affiliates shall contact any of the employees, customers or suppliers of the Company or the Subsidiaries, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of the Company.

(c) Any information provided to or obtained by Buyer or its Representatives pursuant to Section 5.03(a) above shall be “Confidential Information” (herein referred to as “Confidential

Information”) as defined in the Confidentiality Agreement, dated as of February 10, 2014, by and between the Company and Buyer (the “Confidentiality Agreement”), and shall be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. In the event of the termination of this Agreement for any reason, Buyer shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Confidential Information and the non-soliciting of employees of the Company and the Company Subsidiaries. The Confidentiality Agreement shall terminate on the Closing Date.

Section 5.04 No Solicitation of Other Bids.

(a) None of the Company, its Affiliates or any of its Representatives shall be authorized to, directly or indirectly, (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause the Company and all of its Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal, or offer from any Person (other than Buyer or any of its Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange, or other business combination transaction involving the Company; (y) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (z) the sale, lease, exchange, or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.04, the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or its Representatives) advise Buyer of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

Section 5.05 Notice of Certain Events.

(a) From the date hereof until the earlier of the termination of this Agreement or the Closing Date, the Company shall promptly notify Buyer in writing of: (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Actions commenced or, to the Knowledge of the Company, threatened against, the Company or any of the Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.06 Governmental Approvals and Consents.

(a) Buyer and the Company shall, within five (5) Business Days of the date hereof, make, or cause or be made, all filings and submissions required under the HSR Act with respect to the transactions contemplated by this Agreement, to request early termination of the applicable waiting period and supply promptly any additional information and documentary material that may be required pursuant to the HSR Act.

(b) Each of Buyer and the Company shall, as promptly as practicable, make, or cause to be made, all other filings and submissions required under any Laws applicable to it, or to their respective Affiliates, as may be required for each to consummate the transactions contemplated herein and shall use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals (other than those contemplated by Section 5.06(a)) from all Governmental Authorities that may be necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and each of the Ancillary Agreements to which it will be a party. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(c) Buyer and the Company shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties set forth in Schedule 5.06(c). The Company, on the one hand, and Buyer, on the other hand, shall each pay 50% of all payments required in connection with obtaining such consents. Buyer acknowledges that certain consents, approvals, waivers or notices with respect to the transactions contemplated by this Agreement may be required from or to parties to Contracts to which the Company or a Subsidiary is a party and certain Permits or consents, approvals, waivers or notices thereto may be required from or to Governmental Authorities and that such consents, approvals, waivers, notices or Permits have not been and may not be obtained or made. Buyer agrees that the Company and its Affiliates shall not have any liability to Buyer arising out of or relating to the failure to obtain or make any consents, approvals, waivers, notices or Permits that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract or Permit as a result thereof, except to the extent such matter involves the breach of a representation, warranty or covenant set forth in this Agreement. If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party or under any Permit is not obtained before the Closing, the Shareholder Representatives (at no cost to the Shareholder Representatives or the Shareholders) and Buyer shall, subsequent to the Closing, cooperate in attempting to obtain such consent, approval, or authorization as promptly thereafter as practicable.

(d) Buyer and the Company shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in this Section 5.06. Buyer and the Company shall supply such reasonable assistance as may be reasonably requested by the other party hereto in connection with the foregoing.

(e) Without limiting the generality of the parties’ undertakings pursuant to clauses (a), (b), (c) and (d) above, each of the parties hereto shall use their commercially reasonable efforts to:

(i) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any agreement or document contemplated hereby or any Ancillary Agreement; and

(ii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any agreement or document contemplated hereby or any Ancillary Agreement, has been issued, to have such Governmental Order vacated or lifted.

(f) Notwithstanding the foregoing, Buyer shall use its reasonable best efforts to take all actions and to obtain, or cause to be obtained, all authorizations, approvals and consents under applicable Antitrust Laws as may be required for it to consummate the transactions contemplated hereby. In furtherance of the foregoing, if any Governmental Order or any suit is threatened or instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, Buyer, or any of its Affiliates, shall take any and all such action (except for any agreement to hold separate or to divest any of the assets, businesses, product lines or interests of Buyer or any of its Affiliates, including, after the Closing Date, of the Company, any Subsidiary or their respective Affiliates) as may be required (x) by the applicable Governmental Authority (including the Antitrust Division of the United States Department of Justice or the Federal Trade Commission) in order to resolve such objections as such Governmental Authority may have to such transactions under such Antitrust Law or (y) by any domestic or foreign court or similar tribunal, in any suit brought by any Person or Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of the transactions contemplated by this Agreement.

(g) Each party hereto shall promptly inform the other parties of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent required pursuant to the immediately preceding sentence, the parties will provide truthful and accurate information and documentation to the applicable Governmental Authority; provided, that each party shall only be liable for the truth and accuracy of the information and documentation provided by such party and such party’s Affiliates. None of the parties to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Buyer will advise the Company and the Shareholder Representatives promptly in respect of any understandings, undertakings or agreements (oral or written) which Buyer proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement.

(h) Buyer shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby or (iii) delay the consummation of the transactions contemplated hereby.

(i) Prior to the Closing, the Company and the Subsidiaries will continue to undertake all measures deemed by the Company to be reasonably necessary or appropriate to facilitate and accelerate the applications process to obtain the Marnaz Permit. Following the Closing, Buyer will use its best efforts to minimize the cost associated with obtaining the Marnaz Permit.

Section 5.07 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by the Company or any Shareholders before the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company and the Subsidiaries relating to periods before the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, (A) afford the Shareholder Representatives or any of their Representatives reasonable access (including the right to make, at the Shareholder Representatives’ expense, photocopies), during normal business hours, to such books and records of Buyer in respect of the Company and the Subsidiaries; and (B) make available to the Shareholder Representatives and their Representatives the employees of Buyer, the Surviving Corporation and the Subsidiaries whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Shareholder Representatives and their Representatives in connection with inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of six (6) years following the Closing, the Shareholder Representatives shall:

(i) retain the books and records (including personnel files) which relate to the Company and its operations for periods before the Closing, to the extent currently in the possession of the Shareholder Representatives; and

(ii) upon reasonable notice, afford the Representatives of Buyer reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c) None of Buyer or the Shareholder Representatives shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.07 where such access would violate any Law.

(d) The party requesting assistance in connection with this Section 5.07 shall pay the reasonable, out-of-pocket expenses of all Persons providing such assistance.

Section 5.08 Resignations. The Company shall use its commercially reasonable efforts to cause to be delivered to Buyer on the Closing Date such resignations of members of the Board of Directors and officers of the Company and each Subsidiary as set forth on Exhibit K, such resignations to be effective concurrently with the Closing. After the Closing, Kennedy will promptly, upon Buyer’s request, resign from his position in the China Joint Venture.

Section 5.09 Directors’ and Officers’ Insurance Policy Tail Insurance and Indemnification and Exculpation.

(a) Before or on the Closing Date, the Company shall purchase a six (6) year tail policy of the same amount for the Company’s directors’ and officers’ liability insurance policy, covering those Persons who are covered by the policy existing prior to the Closing, for all acts or events that occurred up to and including the Closing Date. The cost of such policy shall be a Company Transaction Expense.

(b) Buyer agrees that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors or officers of the Company and the Subsidiaries, as provided in the respective articles of incorporation, by-laws, or other comparable organizational or governance documents, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date.

Section 5.10 Public Announcements. Unless otherwise required by applicable Law or stock exchange regulations (in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Nothing herein shall prevent the Company and the Subsidiaries from communicating with their respective employees with respect to this Agreement or the transactions contemplated hereby; provided, however, that the Company shall use commercially reasonable efforts to consult with Buyer prior to any such communication with regard to the content and timing of such communication. Notwithstanding the foregoing, the parties shall issue a joint press release on the Closing Date in form and substance mutually satisfactory to the parties.

Section 5.11 Further Assurances. Subject to the terms and conditions of this Agreement (including subject to the limitations set forth in Section 5.18(b)), from the date hereof until the earlier of the termination of this Agreement or the Closing Date, each of the parties hereto shall cooperate and use their commercially reasonable efforts to, or cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.12 Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby or thereby.

Section 5.13 Shareholder Approval. The Company shall, through its Board of Directors, recommend to the Shareholders the adoption of this Agreement and the approval of the transactions contemplated hereby, including the approval of the Merger, and shall not withdraw, modify, or change such recommendation; provided, however, that prior to receiving the Requisite Shareholder Consent, the Board of Directors of the Company may withdraw its recommendation to the extent its fiduciary duties so require. The Company shall use its commercially reasonable efforts to obtain, within five (5) calendar days from the date hereof, a written consent, validly executed by all of the Shareholders in accordance with Michigan Law and the Company’s articles of incorporation and bylaws, which adopts this Agreement, approves the transactions contemplated hereby, including the approval of the Merger and waives all rights and obligations under the Existing Shareholder Agreement. To the extent a shareholder refuses to execute such written consent, if necessary to obtain the Requisite Shareholder Consent, the Company shall convene a special meeting of the Shareholders to vote on approval of this Agreement and the Merger, within fifteen (15) calendar days from the date of this Agreement in accordance with Michigan Law and the Company’s articles of incorporation and bylaws.

Section 5.14 Autocam Name. At Closing, Buyer and Autocam Medical shall enter into a Trademark Co-Existence Agreement in substantially the form of Exhibit M hereto.

Section 5.15 Employee Matters.

(a) From and after the Closing Date until the one (1) year anniversary thereof, Buyer shall, or shall cause the Company or applicable Subsidiary to, provide each employee of the Company or any Subsidiary who is employed as of immediately prior to the Closing (collectively, “Company Employees”) with a base salary or base wages, as applicable, incentive compensation opportunities (including payment of the incentive compensation for the entire 2014 year in January of 2015 according to existing formulas as accrued on the Financial Statements), employee benefits (including retirement, severance and welfare benefits) and benefit plans and programs that are no less favorable in the aggregate than those provided to such Company Employee by the Company and the Subsidiaries immediately prior to the Closing Date.

(b) Buyer shall, and shall cause the Company and each Subsidiary to continue to, take into account and recognize all service rendered by each Company Employee prior to the Closing Date for all purposes including participation, coverage, vesting, and level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan), as applicable, under all employee benefit plans, programs, policies, and arrangements of Buyer and the Subsidiaries (including the Company and the Subsidiaries) from and after the Closing Date, to the same extent that such service was taken into account under corresponding Benefit Plans for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits. Without limiting the foregoing, Company Employees shall not be subject to any pre-existing condition or limitation under any health or welfare plan of Buyer or its subsidiaries for any condition for which such employee would have been entitled to coverage under the corresponding Benefit Plan in which such employee participated immediately prior to the Closing Date. With respect to the plan year in which the Closing Date occurs, Buyer shall take commercially reasonable steps to and shall cause the Company and each Subsidiary to take commercially reasonable steps to continue to, give each such employee credit under all such plans for copayments made and deductibles satisfied, as applicable, prior to the Closing Date.

(c) On the Closing Date, the Company shall deliver to Buyer an updated list of all of the Company’s (or its applicable Subsidiary’s) severance policies or practices and all individual employment, severance or separation agreement, or such other arrangements, then in effect that provide for severance benefits (each, a “Company Severance Plan”). Notwithstanding anything to the contrary herein, Buyer shall provide, or cause the Company or applicable Subsidiary to provide, each Company Employee who suffers a termination of employment during the first twelve (12) months following the Closing Date under circumstances that would have given such employee a right to severance payments and benefits under a Company Severance Plan with severance payments and benefits no less favorable than those that would have been provided to such Company Employee under the applicable Company Severance Plan.

(d) Notwithstanding anything to the contrary herein, nothing contained in this Section 5.15, whether express or implied, shall (i) confer upon any current or former employee of Buyer, the Company or any Subsidiary any entitlement, rights, or remedies (including any right to employment or continued employment for any specified period), of any nature or kind whatsoever under or by reason of this Section 5.15 or (ii) restrict Buyer, the Company or any Subsidiary from terminating the employment of any individual, including without limitation any Company Employee. No provision of this Section 5.15 is intended to modify, amend or create any employee benefit plan of Buyer, the Company or any Subsidiary.

Section 5.16 Transition Services. At the Closing, the Company shall enter into a Transition Services Agreement, effective as of the Closing, with Autocam Medical in substantially the form attached hereto as Exhibit L (the “Transition Services Agreement”).

Section 5.17 Post-Closing China Joint Venture Dividend Payment. Within five (5) Business Days of receipt by the Surviving Corporation of its portion of the cash dividend declared by the China Joint Venture relating to the operations of the China Joint Venture for the fiscal year ended December 31, 2014 (the “China Joint Venture Dividend”), Buyer shall pay to the Shareholder Representatives (for the benefit of the Shareholders in accordance with their Pro-Rata Share), by wire transfer of immediately available funds to an account or accounts designated by the Shareholder Representatives, an amount equal to (a)(i) the China Joint Venture Dividend multiplied by a fraction, the numerator of which is the number of calendar days from, and including, January 1, 2014, to, and including, the Closing Date, and the denominator of which is 365 calendar days (the “Shareholder’s Dividend Allocation”), minus (ii) 10% of the Shareholder’s Dividend Allocation (the result of (i) minus (ii), the “Dividend Net Withholding Amount”), minus (b) 30.2% of the Dividend Net Withholding Amount. From and after the Closing, Buyer shall not, and shall cause the Surviving Corporation and the Subsidiaries not to, take any action that would prevent, impair, delay or otherwise interfere with the China Joint Venture’s ability to pay, or its payment of, the China Joint Venture Dividend in the year 2015 in accordance with its ordinary course of business consistent with past practice.

Section 5.18 Financing and Financing Cooperation.

(a) Each of Buyer and Merger Sub shall use its commercially reasonable efforts to obtain the Debt Financing at Closing on the terms and conditions described in the Debt Commitment Letter (provided that Buyer and Merger Sub may amend, restate, supplement or otherwise modify the Debt Commitment Letter, including, without limitation, (x) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement or (y) to implement any flex provisions applicable thereto so long as, in each case, taking into account the expected timing of the Marketing Period, such action would not reasonably be expected to (i) delay or prevent the Closing, (ii) reduce the aggregate principal amount of the financing below the amount necessary (after giving effect to any other debt and cash on hand) to consummate the transactions contemplated hereby, (iii) impose additional conditions that would reasonably be expected to make the Debt Financing, in an amount necessary (together with any other debt and cash on hand) to consummate the Closing, less likely to be obtained or (iv) materially and adversely impact the ability of the Buyer to enforce its rights under the Debt Commitment Letter), including using commercially reasonable efforts to (1) take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable in connection therewith, (2) maintain in effect the Debt Commitment Letter for as long as the transactions contemplated by this Agreement are required to be consummated, (3) taking into account the expected timing of the Marketing Period, satisfy on a timely basis all conditions applicable to Buyer and Merger Sub in the Debt Commitment Letter that are within their control and otherwise comply in all material respects with its obligations thereunder, (4) negotiate definitive agreements with respect thereto on the terms and conditions (including, to the extent the same are exercised, the flex provisions) contemplated by the Debt Commitment Letter or on other terms acceptable to Buyer that would not (I) reduce the aggregate amount of the Debt Financing or (II) impose new or additional conditions precedent to the receipt of the Debt Financing, in the case of this clause (II) in a manner that, taking into account the expected timing of the Marketing Period, would reasonably be expected to delay or prevent the Closing Date, (5) if all of the conditions to funding in the Debt Commitment Letter and all of the conditions to Buyer’s and Merger Sub’s obligations under Section 7.01 and Section 7.02 (other than those conditions that, by their terms, will be satisfied on the Closing Date) have been satisfied or waived, consummate the Debt Financing at Closing and (6) so long as the conditions in the immediately preceding clause (5) have been satisfied, enforce their rights under the Debt Commitment Letter. Without limiting the generality of the foregoing, Buyer and Merger Sub shall give the Company prompt notice: (A) of any material breach or default by any party to the Debt Commitment Letter; (B) of the receipt of any written notice or other written communication from any Debt Financing Source with respect to any (x) breach, default, termination or repudiation of the Debt Commitment Letter by any party to the Debt Commitment Letter or (y) material dispute between or among Buyer, on the one hand, and the Debt Financing Sources, on the other hand, with respect to the availability of the Debt Financing; (C) if for any reason Buyer or Merger Sub believes in good faith that (x) there is a material dispute between or among Buyer, on the one hand, and the Debt Financing Sources, on the other hand, with respect to the availability of the Debt Financing or (y) there is a material possibility that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter; and (D) if for any reason any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter; provided that neither Buyer nor any of its Affiliates shall be under any obligation to disclose any information to the extent that (1) such information is subject to attorney-client or similar privilege (but only if such privilege is asserted in good faith) or (2) the disclosure of which would be prohibited or restricted by applicable Law. As soon as reasonably practicable, but in any event within three (3) Business Days, after the date the Company delivers to Buyer or Merger Sub a written request, Buyer and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B), (C) or (D) of the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Commitment Letter, Buyer shall use its commercially reasonable efforts to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event; it being understood that Buyer shall have no obligation to accept terms that are materially less favorable, taken as a whole (after taking into account any flex provisions), to Buyer than those included in the Debt Commitment Letter as of the date hereof. Buyer shall keep the Company reasonably informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing (subject to any applicable restrictions in the Debt Commitment Letter). For purposes of this Agreement, the definitions of “Debt Commitment Letter,” “Debt Financing” and related definitions shall include the Debt Commitment Letter and, if entered into prior to Closing, any document related thereto as the same may be amended, waived, modified or replaced pursuant to this Section 5.18(a).

(b) Until the earlier of the Effective Time or the termination of this Agreement pursuant to Article IX, the Company shall use commercially reasonable efforts (and the Company shall cause each of its Subsidiaries to use commercially reasonable efforts) to provide, and shall use each of their respective commercially reasonable efforts to cause its Representatives to provide, in each case, with Buyer’s reimbursement of reasonable out-of-pocket costs and expenses incurred in connection therewith (in accordance with the reimbursement provisions of Section 10.01), all customary cooperation reasonably requested by Buyer and that is necessary in connection with arranging and obtaining the Debt Financing (or, if applicable, any permitted replacement, amended, modified or alternative financing) (provided that such requested cooperation is consistent with applicable Law), including using commercially reasonable efforts in connection with (i) furnishing Buyer and the Debt Financing Sources the Company Financing Information, (ii) participating in a reasonable number of meetings at reasonable times (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and members of senior management and representatives of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, in each case with reasonable advance notice, (iii) assisting Buyer and the Debt Financing Sources with the preparation of (A) offering documents and confidential information memoranda for any portion of the Debt Financing (including the “Information Materials” as defined in the Debt Commitment Letter) and (B) reasonable and customary materials for rating agency presentations, bank information memoranda (including the delivery of one or more customary representation and authorization letters) and similar documents reasonably and customarily required in connection with the Debt Financing (including the delivery of any consents of accountants for use of their reports), (iv) executing and delivering any pledge and security documents and otherwise facilitating the pledging of collateral, (v) obtaining accountant’s comfort letters, local counsel opinions, landlord consents, deposit account control agreements, waivers and estoppels, surveys and title insurance reasonably requested by Buyer and customary for financings similar to the Debt Financing and obtaining third party consents in connection with the Debt Financing, and, if applicable, in extinguishing existing Indebtedness of the Company and its Subsidiaries and releasing Encumbrances securing any such Indebtedness, in each case, to take effect at the Closing, (vi) assisting Buyer and the Debt Financing Sources in the completion of a physical inventory with respect to the Company and its Subsidiaries’ inventories for the purposes of their review of collateral granted pursuant to the Debt Financing or otherwise and taking all actions reasonably necessary to permit the Debt Financing Sources to conduct audit examinations, appraisals and other evaluations with respect to the Company’s current assets and other collateral, and to evaluate its cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, (vii) ensuring that the syndication efforts of the Debt Financing Sources benefit materially from existing banking relationships of the Company and (viii) at least three Business Days prior to the Closing Date, providing all documentation and other information about the Company as is reasonably requested in writing by Buyer at least seven Business Days prior to the Closing Date in connection with the Debt Financing and that relates to applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; provided, however, that, notwithstanding anything to the contrary set forth in this Agreement, (a) irrespective of the above, no obligation of the Company or any of the Subsidiaries under any certificate, document or instrument referenced in subsection (iv) or (v) above (other than the authorization letters referred to above and deliverable prior to Closing) shall be effective until the Closing occurs and none of the Company or any of the Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing or that would be effective prior to the Closing, (b) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or the Subsidiaries in any material respect, (c) none of the Company or any of the Subsidiaries shall be required to issue any offering document, (d) none of the Company or any of the Subsidiaries shall be obligated to provide (and Buyer and Merger Sub shall not disclose) any information about the Company or the Subsidiaries to the extent that (1) such information is subject to attorney-client or similar privilege (but only if such privilege is asserted in good faith) or (2) the disclosure of which would be prohibited or restricted by applicable Law, and (e) no personal liability shall be imposed on the officers, directors, managers, employers or agents involved; provided, further, that neither the Company nor any of the Subsidiaries shall be required to bear any cost or expense or pay any commitment fee or other fee or payment to obtain consent or to incur any liability (other than a liability (x) that is contingent upon the Closing occurring or (y) in respect of which the Buyer has agreed to provide reimbursement, including, without limitation, pursuant to this Section 5.18 or Section 10.01 hereof) or to provide or agree to provide any indemnity with respect to the Debt Financing prior to the Effective Time, or any of the foregoing that would be treated as a Company Transaction Expense. Buyer shall indemnify and hold harmless the Company, the Subsidiaries and their respective Representatives and Affiliates from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 5.18(b)) and any information utilized in connection therewith (other than the Company Financing Information and the historical information relating to Company or the Subsidiaries provided by Company in writing specifically for use in the marketing materials for the Debt Financing), except to the extent arising out of the gross negligence or willful misconduct of the Company or any of the Subsidiaries. Whether or not the Closing Date occurs, Buyer shall reimburse the Company in connection with the cooperation of the Company and the Subsidiaries contemplated by this Section 5.18(b) in accordance with Section 10.01. All material non-public information provided by the Company or any of the Subsidiaries or any of their representatives pursuant to this Section 5.18 shall be kept confidential, except that Buyer shall be permitted to disclose such information to its advisors, the Debt Financing Sources and the affiliates, employees, representatives, agents and advisors of any Debt Financing Source and other potential sources of capital, rating agencies and prospective lenders and investors during syndication of the Debt Financing or any permitted replacement, amended, modified or alternative financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities). The Company hereby consents to the reasonable use of its and the Subsidiaries’ names, marks and logos in connection with the Debt Financing; provided that such names, marks and logos are used solely in a manner that is not intended or not reasonably likely to harm or disparage the Company or any of the Subsidiaries. Notwithstanding anything to the contrary in this Agreement, the Company shall not be deemed in default due to a breach of its obligations under this Section 5.18 unless such breach materially contributed to a failure to obtain the Debt Financing.

Section 5.19 Board of Directors. Immediately following the Effective Time, Buyer’s board of directors shall be increased to eight (8) members and Buyer’s board of directors shall fill the newly created vacancy by immediately appointing Kennedy to the Buyer’s board of directors as a Class I director, to serve until the 2017 annual meeting of Buyer’s stockholders (and until their successors have been duly elected and qualified), in all cases subject to the satisfaction and compliance of Kennedy with Buyer’s then-current corporate governance guidelines, code of business conduct and ethics and other board of director policies relating to nomination and qualification of directors.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, the Company and the Subsidiaries (and, before the Closing, the Company’s Affiliates and its Representatives) shall not, to the extent it may affect, or relate to, the Company or the Subsidiaries, make, change or rescind any material Tax election, change an annual accounting period, adopt or change any accounting method, file any material amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or the Subsidiaries, surrender any right to claim a refund of Taxes, or take any other similar action outside of the ordinary course inconsistent with past practice relating to the filing of any material Tax Return or the payment of any material Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Buyer, the Company or the Subsidiaries in respect of any Post-Closing Tax Period.

(b) All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Agreements (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Shareholders when due. The Company shall, and shall cause the Subsidiaries to, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company and the Subsidiaries after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to the Shareholder Representatives (together with schedules, statements and, to the extent requested by the Shareholder Representatives, supporting documentation) at least thirty (30) days before the due date (including extensions) of such Tax Return. If the Shareholder Representatives object to any item on any such Tax Return, they shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and the Shareholder Representatives shall negotiate in good faith and use their commercially reasonable efforts to resolve such items. If Buyer and the Shareholder Representatives are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by a nationally recognized accounting firm selected by Buyer and reasonably acceptable to the Shareholder Representatives (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Accounting Referee’s resolution. The costs, fees, and expenses of the Accounting Referee shall be borne equally by Buyer, on the one hand, and the Shareholder Representatives, on the other hand (from the Shareholder Representatives’ Holdback or pursuant to the Contribution Agreement, as applicable). The preparation and filing of any Tax Return of the Company or any Subsidiary that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

(d) Neither Buyer nor any of its Affiliates shall (or shall cause or permit the Company or any of the Subsidiaries to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or any of the Subsidiaries with respect to any Pre-Closing Taxable Period (or with respect to any Straddle Period) without the written consent of the Shareholder Representatives, which consent may be withheld in the sole discretion of the Shareholder Representatives. Notwithstanding the foregoing, in the event a Tax Return is filed while a Tax Claim relating to Taxes for which the Shareholder Representatives or Buyer might have an indemnification obligation pursuant to Section 8.02(a)(iii) is pending, and such Tax Return must be amended as a result of and based upon the resolution of such Tax Claim, Buyer agrees to amend such Tax Return solely to reflect the resolution of such Contest and the Shareholder Representatives shall not withhold its consent to such amendment.

Section 6.02 Termination of Existing Tax Sharing Agreements. Except for any existing Tax sharing agreements between or among the Subsidiaries, any and all existing Tax sharing agreements binding upon the Company or any of the Subsidiaries shall be terminated as of the Closing Date. After such date none of the Company or the Subsidiaries and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

For purposes of clause (a) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing

Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 6.03 shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Company and the Subsidiaries. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

Section 6.04 Contests.

(a) After the Closing, each party to this Agreement (whether Buyer or the Shareholder Representatives, as the case may be) shall promptly notify the other party in writing of any demand, claim or notice of the commencement of an audit received by such party from any Governmental Authority or any other Person with respect to Taxes for which such other party is liable pursuant to Section 8.02 or Section 8.03 of this Agreement; provided, however, that a failure to give such notice will not affect such other party’s rights to indemnification under Article VIII, except to the extent that such party is actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Authority or any other Person in respect of any such asserted Tax liability.

(b) The Shareholder Representatives shall control the conduct, through counsel of its own choosing at its own expense, of any Action, audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or any of the Subsidiaries (any such Action, audit, claim for refund, or proceeding relating to an asserted Tax liability in respect of which an indemnity may be sought by Buyer pursuant to Section 8.02(a)(iii) referred to herein as a “Tax Claim”) relating to Pre-Closing Tax Periods.

(c) In the case of a Contest that relates to Straddle Periods (as defined in Section 6.03 above), Buyer shall control the conduct of such Tax Claim, but the Shareholder Representatives shall have the right to participate in such Tax Claim at their own expense (payable from the Shareholder Representatives’ Holdback or pursuant to the Contribution Agreement, as applicable) and, with the written consent of Buyer, in Buyer’s sole discretion, and at their expense (payable from the Shareholder Representatives’ Holdback or pursuant to the Contribution Agreement, as applicable), may assume control of the conduct of such Tax Claim. Neither Buyer, the Company nor any of the Subsidiaries shall settle, compromise and/or concede such Tax Claim without the consent of the Shareholder Representatives, which consent shall not be unreasonably withheld, delayed or conditioned. If Buyer fails to assume control of the conduct of any such Tax Claim within a reasonable period following the receipt by Buyer of notice of such Tax Claim, the Shareholder Representatives shall have the right to assume control of such Tax Claim and shall be able to settle, compromise and/or concede such Tax Claim in their sole discretion.

Section 6.05 Cooperation and Exchange of Information. The Shareholder Representatives and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company or any of the Subsidiaries. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Shareholder Representatives and Buyer shall retain all Tax Returns, schedules and work papers, records, and other documents in its possession relating to Tax matters of the Company or any of the Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Before transferring, destroying, or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any of the Subsidiaries for any taxable period beginning before the Closing Date, Shareholder Representatives or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials. Any information obtained under this Section 6.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Tax Claim or other Tax proceeding.

Section 6.06 Tax Elections. Buyer shall not, without the prior consent of the Shareholder Representatives (which may, in their sole and absolute discretion, withhold such consent), make, or cause to permit to be made, any Tax election, or adopt or change any method of accounting, or undertake any extraordinary action on the Closing Date, that would affect the Shareholders or the Company or any of the Subsidiaries for any period or portion thereof ending on or prior to the Closing Date.

Section 6.07 Refunds.

(a) The Shareholder Representatives, on behalf of the Shareholders, will be entitled to any credits and refunds (including interest received thereon) in respect of any Pre-Closing Taxable Period except with respect to the carryback of any Tax benefits from Post-Closing Tax Periods. Buyer shall cause such refund or the amount of such credit to be paid to the Shareholder Representatives, on behalf of the Shareholders, promptly after it is received, allowed or applied against any Tax liability.

(b) Except as provided in Section 6.07(a), the Company will be entitled to any credits and refunds (including any interest received thereon) in respect of any federal, state, local or foreign Tax liability of the Company or any of the Subsidiaries

Section 6.08 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or before the Closing, of each of the following conditions:

(a) The filings of Buyer and Kennedy pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated (the “HSR Approval”).

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or before the Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Company as set forth in the Seller Fundamental Representations, the representations and warranties of the Company contained in this Agreement and any certificate delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties stated to relate to an earlier date, in which case as of that earlier date); provided, however, that the condition in this sentence shall be considered satisfied unless the failure of such representations or warranties to be so true and correct, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The representations and warranties of the Company as set forth in the Seller Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties stated to relate to an earlier date, in which case as of that earlier date).

(b) The Company shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it before or on the Closing Date.

(c) No Action shall be pending before any Governmental Authority or before any arbitrator that is reasonably likely to result in a Governmental Order that would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded or materially and adversely affect the right of Buyer to own, operate or control the Company and the Subsidiaries, taken as a whole.

(d) All approvals, consents, and waivers that are listed in Schedule 7.02(d) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or before the Closing.

(e) Since April 30, 2014, there shall not have been any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(f) The Ancillary Agreements shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(g) Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Company, affirming that each of the conditions set forth in Sections 7.02(a) and (b) have been satisfied.

(h) The Company shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) affirming that the Company is not a foreign person within the meaning of Section 1445 of the Code.

(i) Buyer shall have received payoff letters reasonably acceptable to it with respect to the payment of the Payoff Amount pursuant to Section 2.09(a)(vii).

(j) The Company has delivered to Buyer the Requisite Shareholder Consent.

Section 7.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or before the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer as set forth in Buyer Fundamental Representations, the representations and warranties of Buyer contained in this Agreement and any certificate delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties stated to relate to an earlier date, in which case as of that earlier date); provided, however, that the condition in this sentence shall be considered satisfied unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has prevented or delayed, or would reasonably be expected to prevent or delay, the ability of Buyer to consummate the transactions contemplated hereby. Buyer Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties stated to relate to an earlier date, in which case as of that earlier date).

(b) Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it before or on the Closing Date.

(c) The Company shall have obtained the Requisite Shareholder Consent in accordance with Section 5.13.

(d) The Company shall have received a certificate, dated as of the Closing Date, and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Sections 7.03(a) and (b) have been satisfied.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the earlier of (a) the date that is three (3) months after delivery to Buyer of audited financial statements of the Company for the year ended December 31, 2014 and (b) June 30, 2015 (the “Survival Period”); provided, that (a) the representations and warranties in Section 3.01 (Organization and Qualification of the Company and Subsidiaries), Section 3.02 (Capitalization), Section 3.03 (Authorization), Sections 3.04(a) and (c) (Subsidiaries and Joint Ventures), Section 3.05(a)(i) (No Conflicts; Consents) (except for any representation with respect to the Existing Shareholder Agreement), and Section 3.23 (Brokers) (collectively, the “Seller Fundamental Representations”), and Section 4.01 (Organization and Authorization), Section 4.05(a)(i) (No Conflicts; Consents), and Section 4.07 (Brokers) (collectively, the “Buyer Fundamental Representations”, and together with the Seller Fundamental Representations, the “Fundamental Representations”) shall remain in full force and effect until five (5) years after the Closing Date (the “Fundamental Representation Expiration Date”); and (ii) the representations and warranties in Section 3.22 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days (the “Tax Matters Expiration Date”). The indemnification obligations of the Shareholders pursuant to Section 8.02(a)(vi) shall remain in full force and effect until two (2) years after the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing for the Survival Period or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification by the Shareholders. Subject to the provisions of this Article VIII, after the Closing, the Shareholders, in proportion to their Pro-Rata Share, shall severally, and not jointly, indemnify and hold harmless Buyer, Merger Sub, the Surviving Corporation and their Affiliates, and the respective Representatives, successors and assigns of each of the foregoing (the “Buyer Indemnified Parties”) from and against:

(a) any and all Losses asserted against, incurred, sustained by or imposed against any of the Buyer Indemnified Parties (regardless of whether or not such Losses relate to any Third Party Claim) as a result of, arising out of or relating to:

(i) any breach of any representation or warranty made by the Company contained in this Agreement or any certificate delivered pursuant hereto;

(ii) any breach of any covenant or agreement by the Company contained in this Agreement;

(iii) (x) all Taxes (or the non-payment thereof) of the Company and the Subsidiaries for the Pre-Closing Tax Period, (y) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of the Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (z) any and all Taxes of any person (other than the Company and the Subsidiaries) imposed on the Company or any of the Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (x), (y) and (z) above, the Shareholders shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and taken into account in determining the Closing Working Capital Amount;

(iv) any payments made in respect of Dissenting Shares in excess of the amounts payable for such shares pursuant to this Agreement;

(v) any Action by a shareholder of the Company in respect of any breach of fiduciary duty or derivative or other similar claim in respect of this Agreement or the transactions contemplated hereby; and

(vi) any investigation or remediation required pursuant to Environmental Laws with respect to any Release of Hazardous Materials prior to the Closing Date at the Real Property at Dowagiac, Michigan, Marnaz, France or Kamienna Gora, Poland arising out of an environmental condition identified in the Phase One environmental site assessment of such Real Property listed in Item 2 of Schedule 3.19; and

(b) any and all out-of-pocket costs incurred by any of the Buyer Indemnified Parties in connection with (i) any expenditures at the Marnaz, France facility incurred for the purpose of obtaining the Marnaz Permit, and (ii) the termination of employees, relocation of employees, and relocation of equipment at the Marnaz, France facility directly related to the failure to obtain the Marnaz Permit, in each of cases (i) and (ii), incurred over the course of the two-year period following the Closing Date; provided, however, that no indemnification shall be available for such costs to the extent that they are accounted for in the Capex Budget.

Section 8.03 Indemnification by Buyer. Subject to the provisions of this Article VIII, after the Closing, Buyer will indemnify and hold harmless each of the Shareholders and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Losses asserted against, incurred, sustained by or imposed against the Seller Indemnified Parties as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by Buyer contained in this Agreement or any certificate delivered pursuant hereto;

(b) any breach of any covenant or agreement by Buyer contained in this Agreement; and

(c) all Taxes (or the non-payment thereof) of the Company or the Subsidiaries other than amounts for which a Buyer Indemnified Party is indemnified by the Shareholders pursuant to Section 8.02(a)(iii) or Article VI.

Section 8.04 Certain Limitations. The indemnification provided for in Sections 8.02 and 8.03 shall be subject to the following limitations:

(a) Notwithstanding anything in this Agreement to the contrary, no indemnification claims for Losses shall be asserted by the Buyer Indemnified Parties under Article VIII unless (i) any individual Loss or group or series of related Losses in respect of indemnification under Section 8.02 exceeds FIFTY THOUSAND DOLLARS ($50,000) (such Loss or group or series of related Losses that does not exceed $50,000, the “DeMinimis Losses”), and (ii) the aggregate amount of all Losses in respect of indemnification under Section 8.02 (which shall not include for such purposes DeMinimis Losses) exceeds THREE MILLION DOLLARS ($3,000,000) (the “Basket”), in which event the Shareholders, in proportion to their Pro Rata Share, severally shall be required to pay or be liable for all such Losses (only for amounts in excess of the Basket). The aggregate amount of all Losses for which the Shareholders shall be liable pursuant to Section 8.02 shall not exceed THIRTY MILLION DOLLARS ($30,000,000) (the “Cap”).

(b) Buyer shall not be liable to the Seller Indemnified Parties for indemnification under Section 8.03(a) for DeMinimis Losses and unless the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) (which shall not include for such purposes DeMinimis Losses) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses (only for amounts in excess of the Basket). The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of claims pursuant to Section 8.02(a)(iii), a breach of any Fundamental Representation or a breach of Section 3.22; provided, however, that the cumulative indemnification obligations of the Shareholders under Section 8.02, on the one hand, and Buyer under Section 8.03, on the other hand, shall in no event in the aggregate exceed an amount equal to the Final Merger Consideration (the “Merger Consideration Cap”).

(d) For purposes of this Article VIII, any breach of any representation or warranty (other than Section 3.06, Section 3.07, Section 3.08, Section 3.09(a), Section 3.12(d), Section 3.16(a), Section 3.20(a) and Section 3.20(b)) shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty; provided, however, that such qualification shall not be read out of any defined term that incorporates such materiality qualification (e.g. “Material Contract”, “Material Customer”, “Material Supplier”). For purposes of the indemnity in Section 8.02(a)(i), any breach of Section 3.19 shall be determined without regard to the matters disclosed in Item 2 of Schedule 3.19.

(e) Notwithstanding the foregoing, the Shareholders shall only be obligated to indemnify the Buyer Indemnified Parties for fifty (50) per cent of the Losses otherwise indemnifiable pursuant to Section 8.02(a)(vi), up to a maximum amount of THREE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($3,250,000) indemnified by the

Shareholders pursuant to Section 8.02(a)(vi), and the limitations on indemnification set forth in Sections 8.04(a) and (c) shall not apply to the indemnification obligations of the Shareholders pursuant to Section 8.02(a)(vi).

(f) No indemnification shall be available to any of the Buyer Indemnified Parties pursuant to Section 8.02(a)(i) to the extent that any Losses are a result of, arise out of or relate to (i) environmental conditions identified at any of the Real Property through the conduct of any invasive environmental sampling or testing, or (ii) environmental conditions identified in the Phase One environmental site assessments identified in Item 2 of Schedule 3.19 with respect to which the Buyer Indemnified Parties undertake remediation or further invasive environmental sampling or testing after the Closing Date, in each case, except to the extent that such remediation, sampling or testing is required pursuant to Environmental Laws.

(g) Section 8.02(a)(vi) shall be the sole source of indemnification under this Agreement for Losses as a result of, arising out of or relating to any Releases of Hazardous Materials at the Real Property at Dowagiac, Michigan, Marnaz, France or Kamienna Gora, Poland arising out of an environmental condition identified in the Phase One environmental site assessment of such Real Property listed in Item 2 of Schedule 3.19.

Section 8.05 Indemnification Procedures.

(a) Order of Claims. Losses indemnifiable by the Shareholders pursuant to Section 8.02 shall first be payable to the Buyer Indemnified Parties by Kennedy, either (i) by wire transfer of immediately available funds to the account or accounts designated by the Buyer Indemnified Parties, or (ii) by forfeiting that number of Kennedy Shares held in the Escrow Fund (valued at the Agreed Stock Value and rounded up to the nearest whole number of Kennedy Shares) equal to such Losses, by joint written instruction of Buyer, the Shareholder Representatives and Kennedy instructing the Escrow Agent to release such number of Kennedy Shares to Buyer pursuant to the terms of the Escrow Agreement; provided, that the decision between clauses (i) and (ii) shall be in Kennedy’s sole discretion. If Kennedy elects to pay any such Losses pursuant to clause (i) of this Section 8.05(a), then the Shareholder Representatives, Buyer and Kennedy shall promptly, but in any event no later than one (1) Business Day after confirmation by Buyer that the corresponding wire transfer has been received by Buyer, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to Kennedy that number of Kennedy Shares held in the Escrow Fund (valued at the Agreed Stock Value for each Kennedy Share and rounded up to the nearest whole number of Kennedy Shares) corresponding to the amount so paid by Kennedy in such wire transfer to the Buyer Indemnified Parties, in accordance with the terms of the Escrow Agreement. If any Losses indemnifiable by the Shareholders pursuant to Section 8.02 exceed the then-current balance of the Escrow Fund (valued at the Agreed Stock Value for each Kennedy Share held therein), then such excess shall be payable by each Shareholder, severally, and not jointly, in proportion to their Pro-Rata Share, up to the Cap or the Merger Consideration Cap, as applicable, and pursuant to the Indemnity Agreement.

(b) Non-Third Party Claims Process. The Buyer Indemnified Party or the Seller Indemnified Party (each, an “Indemnified Party”) will deliver a written notice (a “Claims

Notice”) to the Shareholder Representatives, on behalf of the Shareholders, or to Buyer, as applicable (the “Indemnifying Party”), promptly upon its discovery of any matter for which the Indemnifying Party may be liable to the Indemnified Party hereunder that does not involve a Third Party Claim, which Claims Notice shall (i) describe such claim in reasonable detail and state the amount or estimated amount of Losses, (ii) state that the Indemnified Party has paid or properly accrued Losses or anticipates in good faith that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, and (iii) if paid or accrued, state the date such item was paid or accrued. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters. The party requesting assistance shall pay the reasonable, out-of-pocket expenses of all Persons providing such assistance.

Section 8.06 Third Party Claims.

(a) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any Person not a party to this Agreement against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver a Claims Notice to the Indemnifying Party, as soon as practicable, describing such claim in reasonable detail and stating the amount or estimated amount of such Losses; provided, however, that no delay or failure on the part of an Indemnified Party in notifying the Indemnifying Party shall relieve an Indemnifying Party from its obligations hereunder unless the Indemnifying Party is thereby materially prejudiced (and then solely to the extent of such prejudice).

(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of the Claims Notice, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period set forth in this Section 8.06(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing; (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim; or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder. Whether or not the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder with respect to any settlement entered into or any judgment consented to without the Indemnifying Party’s prior written consent.

Section 8.07 Escrow.

(a) Escrow Fund. To provide a fund against which a Buyer Indemnified Party may assert claims of indemnification under this Article VIII (each a “Buyer Indemnification Claim”), the Escrow Amount shall be deposited into escrow pursuant to the Escrow Agreement in accordance with Section 2.09(a). The Escrow Fund shall be held and distributed in accordance with this Article VIII, Section 2.10 and the Escrow Agreement. Each Buyer Indemnification Claim shall be made only in accordance with this Article VIII, Section 2.10, the Escrow Agreement and the Indemnity Agreement. A Buyer Indemnified Party shall seek monetary recourse for Buyer Indemnification Claims solely as set forth in Section 8.05(a). Notwithstanding anything to the contrary contained in this Agreement, none of the limitations set forth in this Article VIII shall apply to any action for specific performance, injunctive relief, or other equitable remedy.

(b) Reserved Amounts in the Escrow Fund; Release in respect of Claims. In the event any Buyer Indemnification Claim is made by a Buyer Indemnified Party pursuant to a Claims Notice delivered to the Shareholder Representatives prior to the Final Escrow Release Date, such Buyer Indemnified Party and the Shareholder Representatives shall negotiate in good faith to reach an agreement upon the amount on deposit in the Escrow Fund (valued at the Agreed Stock Value for each Kennedy Share held therein) that should be reserved in respect of such Claims Notice (a “Reserved Amount”). If such Persons are unable to reach agreement as to the Reserved Amount by the Final Release Date, then the Reserved Amount with respect to such Claims Notice shall be the amount in good faith specified by the Buyer Indemnified Party in the Claims Notice based on the Buyer Indemnified Party’s reasonable judgment (but in all cases valuing each Kennedy Share at the Agreed Stock Value). Upon the agreement by the Shareholder Representatives and the Buyer Indemnified Party or as finally determined by a court of competent jurisdiction in respect of any Claims Notice, any amounts payable with respect to any Losses in a Claims Notice to the Buyer Indemnified Party shall be payable in accordance with Section 8.05(a).

(c) Release from Escrow.

(i) At the expiration of the Survival Period (the “Initial Release Date”), the Initial Escrow Release shall be distributed by the Escrow Agent to Kennedy, in accordance with the provisions of the Escrow Agreement. Twenty-four (24) months after the Closing Date (the “Final Release Date”), the Escrow Agent shall, subject to the terms set forth in the Escrow Agreement, disburse to Kennedy the remaining portion of the Escrow Fund which exceeds any Reserved Amounts in respect of Buyer Indemnification Claims pending, but not yet paid.

(ii) Following the Final Release Date, from time to time, upon resolution of any Claims Notice in respect of any Buyer Indemnification Claim and the appropriate amount, if any, from the Escrow Fund having been paid to the Buyer Indemnified Party (or released to Kennedy in the event Kennedy has paid such amount pursuant to clause (i) of Section 8.05(a)) in respect of such Claims Notice, the Shareholder Representatives, Kennedy and Buyer shall jointly instruct the Escrow Agent to release to Kennedy the excess of the then-current balance in the Escrow Fund (valued at the Agreed Stock Value for each Kennedy Share held therein) over the aggregate Reserved Amounts in respect of all remaining unresolved Buyer Indemnification Claims made prior to the Final Release Date, subject to the terms of the Escrow Agreement.

(iii) Notwithstanding anything to contrary in this Agreement, in the event any Losses payable to a Buyer Indemnified Party pursuant to this Article VIII exceed the then-current balance of the Escrow Fund (valued at the Agreed Stock Value for each Kennedy Share held therein), Kennedy shall have the right, in his sole discretion, to satisfy his Pro-Rata Share of any such Losses by transferring to the Buyer Indemnified Party ownership of such portion of the Kennedy Shares (valued at the Agreed Stock Value for each Kennedy Share) equal in value to his Pro-Rata Share of any such Losses. Kennedy and Buyer will promptly provide the necessary instructions to the Buyer’s transfer agent for the transfer of such Kennedy Shares.

Section 8.08 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication as set forth in Section 8.05(a) or, if payable to a Seller Indemnified Party, by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 4.0%. Such interest shall be calculated daily on the basis of a calendar year.

Section 8.09 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Final Merger Consideration for all federal, state, local and foreign Tax purposes, unless otherwise required by Law, and the parties shall file their Tax Returns accordingly.

Section 8.10 Calculation of Losses. The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts (a) actually recovered by any Indemnified Party under insurance policies or any other source of indemnification with respect to such Loss, and (b) accrued on the Company or any Subsidiary’s balance sheet as of the Closing Date and taken into account in the calculation of the Final Merger Consideration with respect to such Loss, and shall be reduced to take into account any net Tax Benefit. All indemnification payments for Losses made pursuant to this Article VIII shall be made on an after-Tax basis. Accordingly, in determining the amount of any indemnification payment for a Loss suffered or incurred by an Indemnified Party hereunder, the amount of such Loss shall be decreased to take into account any deduction, credit or other tax benefit actually realized by the Indemnified Party with respect to such Loss after taking into account any income, gain or other tax cost realized by the Indemnified Party with respect to the accrual or receipt of any indemnification payment or any other payment with respect to such Loss (“Tax Benefits”). In computing the amount of any such net Tax Benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the accrual or receipt of any indemnification payment hereunder or the incurrence or payment of any indemnified Loss; provided, that, if a net Tax Benefit is not realized in the taxable period during which an Indemnifying Party makes an indemnification payment or the Indemnified Party incurs or pays any Loss, the parties hereto shall thereafter make payments to one another at the end of each subsequent taxable period to reflect the net Tax Benefit realized by the parties hereto in each such subsequent taxable period.

Section 8.11 [Reserved].

Section 8.12 Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this Article VIII) in connection with any claim or demand by any Person other than the parties hereto or their respective Affiliates, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

Section 8.13 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Sections 7.02 and 7.03, as the case may be.

Section 8.14 Exclusive Remedies. Notwithstanding anything to the contrary herein, except (a) as set forth in Section 10.11 (Specific Performance), (b) as set forth in Section 9.03, (c) for any claim under the terms of the Escrow Agreement or Indemnity Agreement, and (d) for any claim of Fraud, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any and all breaches of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII and the terms of the Indemnity Agreement. Nothing in this Section 8.14 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud. No current or former director, officer, employee, incorporator, member, partner, shareholder, agent, attorney or representative of any shareholder of the Company or any of their Affiliates, shall have any Liability for any obligations or Liabilities of the Shareholders under this Agreement, the Ancillary Agreements or any other agreements contemplated hereunder or thereunder, or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or thereby, except in connection with the terms of the Indemnity Agreement.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time before the Closing:

(a) by the mutual written consent of the Company and Buyer;

(b) by Buyer by written notice to the Company if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach of any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of the conditions set forth in Sections 7.02(a) or 7.02(b), and such breach has not been cured by the Company within the earlier of (x) twenty (20) Business Days of the Company’s receipt of written notice of such breach from Buyer and (y) one (1) Business Day prior to the earlier of the Outside Date and the date on which this Agreement may otherwise be terminated by Buyer in accordance with Section 9.01;

(ii) any of the conditions set forth in Sections 7.01 or 7.02 shall not have been fulfilled by October 31, 2014 (which date shall automatically be extended to December 31, 2014 to the extent necessary to satisfy the condition set forth in Section 7.01(a), so long as all other conditions set forth in Article VII have been satisfied or shall be capable of being satisfied) (the latest such date, the “Outside Date”), unless Buyer is in breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination so as to have caused any of the conditions set forth in Sections 7.03(a) or 7.03(b) not to be satisfied;

(iii) if the Requisite Shareholder Consent has not been obtained within twenty-four (24) hours after the date of this Agreement; or

(iv) any Governmental Order or any suit is threatened or instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law and Buyer and its Affiliates have complied in all respects with their obligations under Section 5.06(f) and Buyer is not then otherwise in material breach of any provision of this Agreement;

(c) by the Company by written notice to Buyer if:

(i) the Company is not then in material breach of any provision of this Agreement and there has been a breach of any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of the conditions set forth in Sections 7.03(a) or 7.03(b), and such breach has not been cured by Buyer within the earlier of (x) twenty (20) Business Days of Buyer’s receipt of written notice of such breach from the Company and (y) one (1) Business Day prior to the earlier of the Outside Date and the date on which this Agreement may otherwise be terminated by the Company in accordance with Section 9.01;

(ii) any of the conditions set forth in Sections 7.01 or 7.03 shall not have been fulfilled by the Outside Date, unless the Company is in breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination so as to have caused any of the conditions set forth in Sections 7.02(a) or 7.02(b) not to be satisfied; or

(iii) any Governmental Order or any suit is threatened or instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law and Buyer and its Affiliates shall not have irrevocably committed, within a period of five (5) days following notice to Buyer from the Company of its intention to terminate this Agreement pursuant to this Section 9.01(c)(iii), to take any and all such action as may be required (x) by the applicable Governmental Authority (including the Antitrust Division of the United States Department of Justice or the Federal Trade Commission) in order to resolve such objections as such Governmental Authority may have to such transactions under such Antitrust Law or (y) by any domestic or foreign court or similar tribunal, in any suit brought by any Person or Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of the transactions contemplated by this Agreement;

(d) by Buyer, so long as it is not in material breach of Section 5.06(f), or the Company in the event that (i) there shall be any Law enacted after the date hereof that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(e) by the Company, upon prior written notice to Buyer, if (i) the Closing shall not have occurred on or before the date required by Section 2.02(a); (ii) all of the conditions set forth in Sections 7.01 and 7.02 have been satisfied at the time of such termination if the Closing were held at the time of such termination (other than conditions that, either (A) by their nature, are to be satisfied at the Closing (and which are, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time) or (B) the failure of which to be satisfied is attributable, in whole or in part, to a breach by Buyer of its representations, warranties, covenants or agreements contained in this Agreement); and (iii) the Company has notified Buyer in writing that all conditions set forth in Section 7.03, other than those conditions that, by their nature, are to be satisfied at the Closing, have been satisfied (or that it would be willing to waive any unsatisfied conditions in Section 7.03 for purposes of consummating the Closing) and the Company is ready, willing and able to effect the Closing at the time of termination.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and of no further force and effect and there shall be no liability on the part of any party hereto except that:

(a) Sections 5.03(c) (Confidentiality), 5.10 (Public Announcements), 5.18(b) (Financing and Financing Cooperation), 9.02 (Effect of Termination), 9.03 (Reverse Termination Fee) and Article X (Miscellaneous) shall survive the termination of this Agreement; and

(b) nothing herein, subject to the limitations contained in Section 9.03, shall relieve any party hereto from liability for such party’s Willful Breach of any provision hereof prior to the termination of this Agreement.

Section 9.03 Reverse Termination Fee; Termination Fee.

(a) In the event that this Agreement is validly terminated by (i) the Company in accordance with Section 9.01(e); (ii) the Company in accordance with Section 9.01(c)(i) as a result of a Willful Breach by Buyer; (iii) Buyer in accordance with Section 9.01(b)(iv), (iv) the Company in accordance with Section 9.01(c)(iii), or (iv) either party in accordance with Section 9.01(b)(ii), Section 9.01(c)(ii) or Section 9.01(d) at a time when this Agreement could have been validly terminated by either party in accordance with Section 9.01(b)(iv) or Section 9.01(c)(iii), then promptly, but in any event within five (5) Business Days after the date of such termination, Buyer shall pay to the Company an amount in cash equal to FIFTEEN MILLION DOLLARS ($15,000,000) (the “Reverse Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated in writing by the Company. The Company shall have the right to assign its right to receive the Reverse Termination Fee to one or more Persons in its sole discretion.

(b) In the event that this Agreement is validly terminated by Buyer in accordance with Section 9.01(b)(i) as a result of a Willful Breach by the Company, then promptly, but in any event within five (5) Business Days after the date of such termination, the Company shall pay to Buyer an amount in cash equal to FIFTEEN MILLION DOLLARS ($15,000,000) (the “Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated in writing by Buyer. Buyer shall have the right to assign its right to receive the Termination Fee to one or more Persons in its sole discretion.

(c) In the event that this Agreement is validly terminated by Buyer in accordance with Section 9.01(b)(iii), then promptly, but in any event within five (5) Business Days after the date of such termination, the Company shall pay to Buyer an amount in cash equal to NINE MILLION DOLLARS ($9,000,000) (the “Company Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated in writing by Buyer. Buyer shall have the right to assign its right to receive the Company Termination Fee to one or more Persons in its sole discretion.

(d) The parties hereto acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not otherwise enter into this Agreement; accordingly, if either party fails to pay the Reverse Termination Fee, the Termination Fee or the Company Termination Fee, as applicable, pursuant to Section 9.03(a), (b) or (c), respectively, on or prior to the date such amount is due hereunder, and, in order to obtain such payment, the other party commences an action or proceeding that results in a final, nonappealable judgment for the payment of the Reverse Termination Fee, the Termination Fee or the Company Termination Fee, as applicable, pursuant to Section 9.03, Buyer or the Company, as applicable, shall pay, or cause to be paid, to the other party interest on such amount at an annual rate equal to the prime rate as published in the Wall Street Journal in effect on the date such amount was originally due hereunder which shall accrue from such date through the date such payment is actually delivered to such party, and the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such party in connection with such action or proceeding.

(e) In the event that either party is required to pay the Reverse Termination Fee, the Termination Fee or the Company Termination Fee, as applicable, pursuant to Section 9.03(a), (b) or (c), respectively, and such party timely pays the full Reverse Termination Fee, Termination Fee or Company Termination Fee, as applicable, payment of such fee (together with any amounts paid or payable pursuant to Section 9.03(d)) shall be the sole and exclusive remedy of the party hereto receiving such fee and its Affiliates against any other Person (including, without limitation, the Debt Financing Sources and the Debt Financing Sources Related Parties), other than in connection with the enforcement of the Confidentiality Agreement against the parties thereto, for any losses, damages or liabilities suffered or incurred as a result of or under this Agreement or the transactions contemplated by this Agreement, including the failure of the Closing to occur and such party hereto receiving such fee shall not bring or permit any of its respective Affiliates to bring any action, suit or other proceeding in connection with any such failure of the Closing to occur.

(f) The parties hereto acknowledge and agree that (i) in no event shall any party be required to pay the full Reverse Termination Fee, Termination Fee or Company Termination Fee, as applicable, on more than one occasion and (ii) any payment of the Reverse Termination Fee, the Termination Fee or the Company Termination Fee described in this Section 9.03 is not a penalty but is liquidated damages in a reasonable amount that will compensate the other party in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein (including in Section 5.06(c)), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act; provided, further, however, Buyer shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Affiliates in connection with any cooperation or assistance provided to Buyer by the Company or any of its Affiliates in connection with obtaining the Debt Financing.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with in this Section 10.02):

(a)	If to Buyer or Merger Sub, to it at:

NN, Inc.

2000 Waters Edge Drive

Johnson City, TN 37604

Attention: James H. Dorton

Facsimile: 423-743-7670

Email: james.dorton@nninc.com

With a copy to (which shall not constitute notice):

Husch Blackwell LLP

4801 Main St., Suite 1000

Kansas City, MO 64112

Attention: John D. Moore

Facsimile: 816 983-8000

Email: john.moore@huschblackwell.com

(b)	If to the Company, prior to the Closing, at:

Autocam Corporation

4162 East Paris Ave. SE

Kentwood, MI 49512

Attention: John C. Kennedy

Facsimile: (616) 698-6876

Email: jkennedy@autocam.com

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Jeffrey D. Marell, Esq.

Facsimile: (212) 757-3990

Email: jmarell@paulweiss.com

and a copy to (which shall not constitute notice):

Law Weathers, PC

333 Bridge Street, Suite 800

Grand Rapids, MI 49504

Attention: Anthony Barnes, Esq.

Facsimile: (616) 913-1222

Email: tbarnes@lawweathers.com

(c)	If to the Shareholder Representatives at:

Kennedy:

4162 East Paris Ave. SE

Kentwood, MI 49512

Attention: John C. Kennedy

Facsimile: (616) 698-6876

Email: jkennedy@autocam.com

With a copy to (which shall not constitute notice):

Law Weathers, PC

333 Bridge Street, Suite 800

Grand Rapids, MI 49504

Attention: Anthony Barnes, Esq.

Facsimile: (616) 913-1222

Email: tbarnes@lawweathers.com

Newport:

Newport Global Advisors, L.P.

21 Waterway Ave, Suite 150

The Woodlands, TX 77380

Attention: Roger May

Facsimile: (713) 559-7499

Email: rmay@ngalp.com

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Jeffrey D. Marell, Esq.

Facsimile: (212) 757-3990

Email: jmarell@paulweiss.com

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto”, and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Any matter, information or item disclosed in the Disclosure Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in any Disclosure Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Company to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement, including the Exhibits and Disclosure Schedules attached hereto, the Ancillary Agreements and any other agreements contemplated hereby constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Ancillary Agreements, the Exhibits and Disclosure Schedules (other than any exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided however that Buyer may, without the consent of any other party hereto, assign any and all of its rights and obligations hereunder to the Debt Financing Sources for collateral security purposes in connection with the Debt Financing. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-Party Beneficiaries. Except for (a) the current and former officers and directors of the Company as set forth in Section 5.09 and Section 8.14, (b) Kennedy, with respect to Sections 4.02, 4.03, 4.04 and 4.06 and (c) the Debt Financing Sources and Debt Financing Sources Related Parties with respect to Sections 9.02, 9.03(e), 10.07, 10.09, 10.10(b), 10.10(c) and 10.12 and this Section 10.08, all of whom shall be third party beneficiaries of this Agreement solely with respect to such Sections, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. Sections 9.02, 9.03(e), 10.07, 10.08, 10.10(b), 10.10(c) and 10.12 and this Section 10.09 (and any provision of this Agreement to the extent an amendment, modification, waiver, supplement or termination of such provision would modify the substance of any of such Sections) may not be amended, modified, waived, supplemented or terminated in any manner that adversely impacts or is adverse in any respect to any of the Debt Financing Sources or Debt Financing Sources Related Parties without the prior written consent of the Debt Financing Sources.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction), except for (i) provisions in this Agreement with respect to the effectiveness of the Merger and statutory rights of the Shareholders, which shall be governed by the laws of the State of Michigan and (ii) set forth in clause (b) below.

(b) ANY LEGAL SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY ONLY BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (UNLESS THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, IN WHICH CASE, IN ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION, OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE, OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION, OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. Notwithstanding the foregoing and without limitation of Sections 9.03(e) and 10.12, each of the parties hereto agrees that it will not bring or support any proceeding, suit, litigation, investigation, action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources or Debt Financing Sources Related Parties in any way relating to this Agreement or any of the transactions contemplated hereby, including but not limited to any dispute arising out of or relating in any way to the Debt Financing, the Debt Commitment Letter or the performance thereof, in any forum other than the courts of the State of New York sitting in the Borough of Manhattan in New York County, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and that in connection with any such suit, litigation, investigation, action, cause of action, claim, cross-claim or third party claim the governing law specified the Debt Commitment Letter shall govern.

(c) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or equity, and the parties hereby waive any requirement for the posting of any bond or similar collateral in connection herewith.

(b) To the extent any party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.

Section 10.12 Non-Recourse. Notwithstanding anything to the contrary herein, and except, from and after the Closing, pursuant to the terms of the Escrow Agreement and the Indemnity Agreement, this Agreement may only be enforced against, and any claims or causes of action for breach of this Agreement may only be made against the Persons that are expressly identified as parties hereto and no other Person (including, without limitation, any Debt Financing Source and any Debt Financing Sources Related Party) shall have any liability for any obligations or liabilities of the parties to this Agreement for any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith and, subject to the rights of Buyer and its applicable Affiliates under the Debt Commitment Letter, the parties hereto and their former, current and future Affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives, shareholders, members, successors and assigns, shall not have any rights or claims against, and agree not to commence (and if commenced agree to dismiss or otherwise terminate) any action or proceeding, whether at law or equity, in contract, in tort or otherwise, against any Debt Financing Source or Debt Financing Sources Related Party in connection with this Agreement, the transactions contemplated hereby or the Debt Financing (including any dispute arising out of, or relating in any way to, the Debt Commitment Letter or the performance thereof) and neither the Company, Newport, Kennedy nor any of their former, current or future Affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives, shareholders, members, successors and assigns shall be entitled to seek specific performance of any rights of Buyer, Merger Sub or any Affiliate thereof to cause the Debt Financing to be funded.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Merger Agreement to be duly executed and delivered as of the date first set forth above.

AUTOCAM CORPORATION

By:	/s/ John C. Kennedy
Name:	John C. Kennedy
Title:	Chief Executive Officer

Signature Page to Merger Agreement

NN, INC.

By:	/s/ Richard D. Holder
Name:	Richard D. Holder
Title:	Chief Executive Officer and President

PMC GLOBAL ACQUISITION CORPORATOIN

By:	/s/ James H. Dorton
Name:	James H. Dorton
Title:	President

Signature Page to Merger Agreement

SOLELY IN ITS CAPACITY AS A SHAREHOLDER REPRESENTATIVE:

NEWPORT GLOBAL ADVISORS, L.P.

By:	/s/ Ryan Langdon
Name:	Ryan Langdon
Title:	Senior Managing Director

Signature Page to Merger Agreement

SOLELY IN HIS CAPACITY AS A SHAREHOLDER REPRESENTATIVE AND WITH RESPECT TO SECTIONS 2.10(g), 5.08, 5.14, 8.05(a) AND 8.07:

JOHN C. KENNEDY

/s/ John C. Kennedy

Signature Page to Merger Agreement